Exhibit 1.5

Financial report 2015
Board of Directors’ report 2015 58
Consolidated key ratios 64
Calculation of key figures 64
Shareholders 65
Group
Consolidated statement of comprehensive income 66
Consolidated statement of financial position 66
Consolidated statement of changes in equity 69
Consolidated statement of cash flows 70
Notes Note 1
Significant accounting policies 71
Note 2
Judgements and estimates 77
Note 3
Business combinations 78
Note 4
Segment information 79
Note 5
Other external costs 82
Note 6
Remuneration to auditors 82
Note 7
Employees 83
Note 8
Remuneration of the Board of Directors and key management 83
Note 9
Share based payments 85
Note 10
Provisions for pensions and similar obligations 86
Note 11
Depreciation and amortisation 87
Note 12
Net financial items 87
Note 13
Taxes 88
Note 14
Earnings per share 89
Note 15
Intangible assets 89
Note 16
Tangible assets
91
Note 17
Associated companies
92
Note 18
Joint operations
93
Note 19
Inventories
93
Note 20
Other current assets
93
Note 21
Cash and cash equivalents
93
Note 22
Equity
93
Note 23
Financial assets and liabilities summary
94
Note 24
Borrowings
95
Note 25
Provisions
97
Note 26
Accrued expenses
97
Note 27
Financial risk management
97
Note 28
Subsidiaries
100
Note 29
Assets pledged and contingent liabilities
101
Note 30
Transactions with related parties
101
Parent company Income statement 102
Balance sheet 103
Cash flow statement 104
Board’s proposal for the Annual General Meeting 105
Auditor’s report 106
Munksjö 2015 | 57

Board of Directors’ report
Board of Directors’ report 2015
Stable volume development, profitability affected by higher raw material prices.
Munksjö’s 2015 showed stable volume development in most of its product segments during a year with global macroeconomic uncertainty, which especially impacted the operations in Brazil. The company’s main markets remain in Europe, but growth in business area Decor compared to 2014 was mainly driven by selective geographical expansion and the business area reached record high delivery volumes in the fourth quarter.
During 2015, the price difference between short and long fibre pulp reached historically low levels. Munkjsö bridged the profitability gap resulting from the spread by implementing price increases in its two largest business areas. The implemented price increases had an expected full effect from the beginning of the fourth quarter, but did not on an annual basis yet compensate for the total effect of the increased raw material costs. The gap will be closed for the remaining volumes within the European paper business unit of Release Liners during the first quarter of 2016, as already negotiated terms take effect.
In the fourth quarter, longer shutdowns were implemented in particularly business area Graphics and Packaging and in the paper business unit in Brazil in order to reach the targeted inventory levels at the end of the year. The shutdowns had a negative result effect of approximately EUR 3 million in the quarter. The annual cash flow from operations remained stable.
The performance during 2015 confirmed the company’s view that its strategy enables sustainable growth and that the company going forward is able to strengthen its leading positions through its value added solutions. The long-term market growth expectation remains intact at between 2–4 per cent annually, as the demand for several of the end-use applications of the product solutions is supported by global megatrends.
During 2016, Munksjö will continue its efforts and actions to achieve the profitability target, an EBITDA margin of 12 per cent at the end of the year.
Munksjö Group
Net sales were EUR 1,130.7 (1,137.3) million. EBITDA adjusted for non-recurring items decreased to EUR 93.6 (105.0) million and the adjusted EBITDA margin was 8.3% (9.2%). A higher raw material cost level resulted in a decrease of EBITDA of EUR 26 million. This negative result effect was only partially compensated for by a positive effect of EUR 14 million as a result of increased sales prices. Sales prices were impacted by implemented price increases, a more favourable currency development, a different product mix and a lower sales price for long-fibre pulp (NBSK).
Currency hedge losses of EUR 4.9 (3.6) million were recorded in segment Other.
The operating result adjusted for non-recurring items was EUR 40.0 (51.0) million. Non-recurring items amounted to EUR –7.3 (–5.6) million and were related to the restructuring actions at the production facility located in Italy, which is part of business area Release Liners, other efforts to adjust the cost structure, other reorganisation activities and environmental provisions.
The planned annual maintenance and vacation shutdowns in the second and third quarter were carried out to the same extent as in 2014. The seasonal shutdowns at the end of 2015 were slightly longer on a Group level compared to last year, as the shutdowns were longer in the business area Graphics and Packaging and the paper business unit in Brazil of business area Release Liners.
The operating result was EUR 32.7 (45.4) million and net result EUR 22.8 (7.7) million. Earnings per share increased to EUR 0.44
(0.14). Operating cash flow was EUR 55.5 (57.8) million.
The currency hedge loss of EUR 4.9 (3.6) million recorded in EBITDA was more than compensated for by exchange gains on financial assets and liabilities of EUR 9.5 (losses of 0.9) million recorded in net financial items.
Decor business area
The products of Decor include decor paper and pharmaceutical leaflet paper. Decor paper is used in furniture, kitchen laminate, flooring and interior and exterior architecture. Pharmaceutical leaflet papers are thin, light-weight papers used by the pharmaceutical and cosmetics industries.
The volume development was positive during January–December 2015 compared to the corresponding period last year but the annual volume growth was at the lower end of the long-term expectations. During 2015, the business area focused on expanding its geographical mix, resulting in a higher share of sales from Asia–Pacific.
Net sales were EUR 372.6 (374.7) million. The price increases implemented since the second quarter of 2015 had a positive effect on the average price in the main markets in Europe, but the average price was lower mainly due to a less favourable geographical and product mix and the selective price adjustments made during the fourth quarter of 2014.
EBITDA adjusted for non-recurring items decreased to EUR 42.6 (46.2) million and the adjusted EBITDA margin was
11.4% (12.3%). The EBITDA was affected by the lower average price, which was not fully compensated for by the higher delivery volumes.
The planned annual maintenance and vacation shutdowns in the third quarter were carried out to the same extent as in 2014. The seasonal shutdowns at the end of 2015 were carried out to about the same extent as in 2014.
The operating result was EUR 34.6 (35.8) million and the operating margin 9.3% (9.6%).
Release Liners business area
The products of Release Liners business area include release papers, coated specialties and pulp. Release papers are used as a carrier of different pressure sensitive adhesives labels and materials, which are mainly used in areas of, inter alia, retail and pricing labelling, for office labelling, and a broad range of self-adhesive tapes and materials for graphic or industrial applications. The business area incorporates specialty pulp and the Brazilian operation, Coated Specialties, which serves the South American market with self-adhesive products and flexible packaging paper.
Total delivery volumes for the business area decreased, mainly as a result of lower volumes for the paper business unit in Brazil. The demand in the South American market was affected by the economic slowdown in Brazil.
Net sales were lower and reached EUR 437.6 (446.0) million mainly as a result of the lower delivery volumes. The average price measured in local currencies was higher than last year for all three business units.
EBITDA adjusted for non-recurring items decreased to EUR
39.5 (44.4) million and the adjusted EBITDA margin was 9.0% (9.9%). The negative profitability development was mainly a result of a less favourable price difference between short and long fibre pulp, which was not fully compensated for by the higher average price for all three business units. The currency development during 2015 had a positive impact on the result of the pulp business unit and a negative impact on the result of the paper business units.
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The planned annual maintenance and vacation shutdowns in the second and third quarter and the seasonal shutdowns at the end of 2015 were carried out to the same extent as in 2014. The result effect of the maintenance shut down at the pulp production facility in Aspa, Sweden, in the second quarter of 2015, was approximately EUR –4 million.
The operating result was EUR 8.0 (15.3) million and the operating margin 1.8% (3.4%).
During the third quarter Munksjö announced a plan to further adjust the cost structure and improve the operational efficiency of Business Area Release Liners. Additional information can be found under Other issues.
Industrial Applications business area
The products of Industrial Applications include specialty papers for industrial use. Products include abrasive backings for the production of coated abrasive products to be used to sand or polish materials in many industrial sectors such as automotive, furniture, wood, metal and building and construction industries, electrotechnical paper for insulation of transformers, bushings and cables, Spantex™ used mainly in the furniture industry, thin paper for protection in the stainless steel, aluminium and glass industries and fine art paper used for, inter alia, watercolour painting and digital printing.
Total delivery volumes for the business area were stable compared to the corresponding period last year with flat demand development most of the business area’s product segments.
Net sales were higher and reached EUR 166.6 (159.2) million. The average price increased mainly as a result of the favourable currency development.
EBITDA adjusted for non-recurring items increased to EUR 27.5 (24.2) million and the adjusted EBITDA margin was 16.5% (15.2%). The positive development was a result of the higher average price, which more than compensated for the effect of the higher raw material costs.
The planned annual maintenance and vacation shutdowns in the third quarter and the seasonal shutdowns at the end of 2015 were carried out to the same extent as in 2014.
The operating result was EUR 19.6 (16.3) million and the operating margin 11.8% (10.2%).
Graphics and Packaging business area
The products of Graphics and Packaging include flexible packaging paper, metallizing base paper and graphics and industrial paper. Flexible packaging paper is used in manufacturing of packaging, mainly in the food industry. Metallizing paper is mainly used in labels for, inter alia, beverages. Graphics and industrial papers refer mainly to uncoated papers for repositionable notes, interleaving paper, envelope windows and other graphic papers.
Total delivery volumes decreased due to the changes in the product mix implemented as part of the on-going programme aiming at a substantial improvement in the business area’s financial result and increased competition in certain product segments, mainly coated papers.
Net sales were higher and reached EUR 175.7 (172.8) million. The average price increased mainly as a result the favourable currency development, the continued adjustment of the product mix and price increases made during 2014.
EBITDA adjusted for non-recurring items decreased to EUR 0.3
(4.5) million and the adjusted EBITDA margin was 0.2% (2.6%). The effect of the increased average price did not compensate for the effect of the lower volumes and increased raw material costs, driven by the higher short fibre pulp (BHKP) price.
The planned annual maintenance and vacation shutdowns in the second and third quarter were carried out to about the same extent as in 2014. The seasonal shutdowns at the end of 2015 were, according to plan, prolonged compared to 2014 in order to control inventory levels.
The operating result was EUR –8.4 (–1.9) million and the operating margin –4.8% (–1.1%).
The programme aiming at a substantial improvement in the financial result launched in the third quarter of 2013 is progressing according to plan, with the exception of the coated paper business, where the measures intended to strengthen the business area’s competitiveness by adjusting the product mix are delayed due to the above described increased competition. The aim with the programme going forward is, as previously communicated, to achieve the business area’s EBITDA target of 9–10 per cent at the end of 2016.
Balance sheet, financing, cash flow and taxes
Munksjö has a EUR 345 million term loan and revolving credit facilities agreement, with a maturity of five years since September 2014, and a SEK 570 million term loan signed and implemented in December 2015, with a maturity of five years. The interest payable under both agreements depends on the ratio of consolidated net debt to consolidated EBITDA. At the end of the fourth quarter of 2015, the weighted average interest rate was approximately 2.7 per cent (end of the third quarter 2015: 2.4 per cent; end of the fourth quarter 2014: 2.7 per cent).
Interest-bearing net debt amounted to EUR 227.4 million at
31 December 2015 (30 September 2015: 264.1; 31 December 2014: 225.6) resulting in a net debt/equity ratio of 56.7% (30 September 2015: 68.1%; 31 December 2014: 54.5%). The decrease in working capital in the fourth quarter of 2015 had a positive impact on net debt.
Shareholders’ equity at 31 December 2015 amounted to EUR 401.3 million (30 September 2015: 387.7; 31 December 2014: 413.6) and total assets decreased to EUR 1,173.4 million (30 September 2015: 1,136.5; 31 December 2014: 1,179.5). The most significant items affecting total equity were the profit for the period, the translation of subsidiary equity to euro mainly related to paper business unit in Brazil and the return of equity to shareholders.
Net financial items
Net financial items for January–December 2015 amounted in total to EUR –4.7 (–28.5) million, of which EUR 9.9 (14.0) million is interest rate expenses, EUR 1.4 (1.9) million is other finance costs and the rest is mainly items not affecting the cash flow, including EUR 0.7 (9.0) million of amortisation of capitalised bank fees and foreign exchange gains on financial assets and liabilities of EUR 9.5 (–0.9) million. Of the amortised bank fees in 2014, EUR 7.1 million were expensed in connection with the re-financing made in September 2014. The net financial items for the period include realised interest rate swaps of EUR –0.7 (–0.3) million. At the end of 2015, the fair value of unrealised interest rate swaps amounted to EUR –1.8 (–1.2) million.
Hedging
At the end of the year the fair value of unrealised hedges excluding interest rate swaps amounted to EUR 0.5 (–3.1) million. The operating result for January–December 2015 includes realised hedges of EUR –5.5 (–4.2) million, mainly as a result of currency-related hedge losses. Munksjö had no outstanding pulp hedging contracts from 1 January 2015 onwards. Hedging activities are managed centrally and reported in segment Other.
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Board of Directors’ report
Cash flow
The cash flow from operating activities in January–December 2015 amounted to EUR 55.5 (57.8) million. The strong cash flow in the last quarter of the year was mainly a result of the decrease in working capital. Net working capital remained stable compared to the end of last year. The operating cash flow in 2015 was affected by EUR 6.7 (16.2) million relating to the settlement of provisions recorded in previous periods and payments of EUR 13.4 (13.9) million of income taxes.
Capital expenditure
The cash flow related to capital expenditure for January–December 2015 amounted to EUR –39.8 (–35.1) million. Munksjö’s capital expenditure in 2015 was of operative nature and includes maintenance, cost improvement and efficiency improvement investments.
The largest investment in the reporting period was related to the maintenance shut down at the pulp production facility in Aspa, Sweden. Other investments included e.g. a new calender at the production facility in Dettingen in Germany to sustain Munksjö’s quality leadership within decor paper and a new crepe machine at the production facility in Jönköping in Sweden in order to sustain Munksjö’s leading market position within electrotechnical paper. The rest was mainly related to smaller investments for maintenance.
Taxes
The income tax charge for the reporting period was EUR –5.2 (–9.2) million representing an effective rate of 18.6% (54.4%). The effective tax rate is the statutory corporate tax rate as adjusted for non-deductible expenses, income not subject to income tax and prior year adjustments. The lower effective tax rate in 2015 was mainly due to the reversal of valuation allowances on deferred tax assets related to tax losses. The effective rate in 2014 was affected by losses where no tax assets were recognised and prior period adjustments. The effective tax rate in 2015 excluding prior year adjustments and reversal of valuation allowance would have been approximately 29%.
Total cash taxes paid for the year amounted to EUR 13.4 (13.9) million of which EUR 7.1 million is related to 2015 and the remainder to earlier years. The net current tax asset at 31 December 2015 amounted to EUR 2.6 (–6.0) million, which will be settled within the next twelve months.
Employees
At the end of December 2015, Munksjö had 2,900 (2,905) employees. The total number of employees at the end of the reporting period is a net effect of redundancies resulting from the integration actions following the business combination after its completion in 2013, the reorganisation of the sales organisation and new recruitments. New recruitments were made during 2015 with the aim to strengthen certain functions and to prepare for coming retirements.
Of Munksjö’s total number of employees at the end of the year 38% (38%) were employed in France, 22% (21%) in Sweden, 16% (16%) in Germany, 9% (9%) in Italy, 8% (9%) in Brazil, 6% (6%) in Spain and 1% (1%) in other countries. For more information about Munksjö’s employees see pages 31–33.
Share-based incentive programmes
In May 2014, the Board of Directors of Munksjö Oyj approved a long-term share-based incentive programme for Munksjö’s senior executives and other key personnel. At the end of 2015, 35 senior executives and other key personnel had enrolled to the programme. Additional information related to the repurchase of own shares related to the share-based incentive programmes can be found under Shares and shareholders. The total cost for the programme will be recognised over the vesting period which commenced in July 2014 and ends on 31 December 2016. The personnel expense related to the incentive programme in January-December 2015 was EUR 0.9 (0.6) million.
Munksjö reorganised its sales organisation
On 10 December 2014 Munksjö announced a plan to simplify its sales organisation by reorganising certain sales functions. The reorganisation was subject to consultation and approval processes in accordance with local legislation in the countries affected. The overall model is one customer service hub per Business Area in Europe, and Group sales offices in Brazil, China, the US and Russia. By moving customer service closer to supply and planning, pooling resources and avoiding sales office costs, Munksjö improves profitability and made the supply chain process more efficient.
The consultation and approval processes have now been completed and the reorganisation and its implementation is continuing according to plan. The annual savings will amount to the expected EUR 1–1.5 million, of which a majority were realised during 2015. The remaining cost savings will be achieved gradually during 2016.
Product development
Munksjö’s four business areas are responsible for their respective product development. Most of this work is carried out in the development centre in Apprieu in France, with full focus on meeting customer requirements for functionality and quality. The development projects are initiated and implemented in collaboration with clients, but also in the context of Munksjö’s own product development. At the end of 2015, Munksjö introduced a target for the share of new products of net sales. The share should be at least 15 per cent and the target is calculated as an average over the last three years.
Risks and uncertainty factors
Munksjö is exposed to changing market conditions and uncertainty caused by both macroeconomic and industry related events and is exposed to risks that may arise from its operations, changes in the business environment, developments in the global economy or potential changes in the legislative framework. The materialisation of such risks could have an adverse effect on Munksjö’s operations, earnings and financial position.
Munksjö’s significant risks and uncertainty factors mainly consist of developments in demand and prices of sold products, the cost and availability of significant raw materials, financial risks, as well as other business factors including developments on the financial markets. The significant cost items for raw materials are wood, pulp, titanium dioxide and energy. Munksjö’s key financial risks include interest rate and currency risks, liquidity risk and credit risk. The Group has exposure to tax risks due to potential changes in tax laws or regulations or their application, or as a result of ongoing and future tax audits.
More information about risks and uncertainty factors related to Munksjö’s business and the company’s risk management can be found on pages 50–55 and on www.munksjo.com.
Shares and shareholders
The Munksjö Oyj share is traded on Nasdaq Helsinki, Finland under the trading symbol MUNK1 and as of 8 December 2014 also on Nasdaq Stockholm under the trading symbol MUNK1S. The share capital amounts to EUR 15,000,000 and the total number of shares as of 2 December 2013 amounts to 51,061,581. All shares carry one vote each and have equal rights.
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On 31 December 2015, Munksjö held 300,000 own shares, corresponding to about 0.6 per cent of the total number of shares and votes. In 2014, Munksjö did not hold any own shares.
Decisions taken by Munksjö Oyj’s Annual General Meeting and the organisational meeting of the Board of Directors
Munksjö Oyj’s Annual General Meeting (AGM) was held in Helsinki on 15 April 2015. The AGM adopted the Financial Statements for 2014 and discharged the members of the Board of Directors and the President and CEO from liability for the financial year 2014.
The AGM resolved that no dividend will be paid for the fiscal year 2014 and to pay funds from the reserve for invested non-restricted equity as return of equity based on the balance of 31 December 2014 adopted by the AGM, the amount of return being EUR 0.25 per share. The return of equity was paid to a shareholder who on the record date of the payment 17 April 2015 was registered in the shareholder register of the company held by Euroclear Finland Ltd. The return of equity was paid to shareholders on 24 April 2015.
The AGM resolved that the number of Board members is six. The AGM resolved that Sebastian Bondestam, Fredrik Cappelen, Alexander Ehrnrooth, Hannele Jakosuo-Jansson, Elisabet Salander Björklund and Peter Seligson were re-elected. The Board members were elected for the period ending at the close of the next Annual General Meeting.
The AGM resolved to re-elect KPMG Oy Ab as the company’s auditor. KPMG Oy Ab has designated Authorized Public Accountant Sixten Nyman as the Responsible Auditor.
The AGM authorized the Board of Directors to resolve to repurchase and to distribute a maximum of 4,000,000 of the company’s own shares as well as to accept them as pledge in one or more instalments. The authorizations for the Board of Directors to repurchase the company’s own shares, to distribute them as well as to accept them as pledge are valid for 18 months from the close of the Annual General Meeting but will, however, expire at the close of the next Annual General Meeting, at the latest.
The organisation meeting of the Board of Directors, which was held immediately after the AGM, elected Peter Seligson as Chairman and Fredrik Cappelen as Vice Chairman of the Board. The Board appointed two permanent committees, the Audit Committee and the Remuneration Committee. The members of the Audit Committee are Elisabet Salander Björklund (Chairman), Alexander Ehrnrooth and Sebastian Bondestam. The members of the Remuneration Committee are Peter Seligson (Chairman), Fredrik Cappelen and Hannele Jakosuo-Jansson.
Repurchase of own shares related to the share-based incentive programmes
The Board of Directors in February 2015 decided to utilise the authorization given by the Annual General Meeting held on
2 April 2014, and repurchase a maximum of 300,000 own shares.
The repurchases continued after the publication of the interim report for January-March 2015, based on the authorisation given by the Annual General Meeting, held on 15 April 2015. The repurchased shares will be used primarily for implementing share-based incentive programmes of the company, or for other purposes defined in the authorization of the Annual General Meeting.
In May 2014, the Board of Directors approved a long-term share-based incentive programme for Munksjö’s senior executives and other key personnel. Based on the participants invested number of saving shares, the maximum gross value of the programme, if the targets set for the programme are met in full, will correspond to approximately 410,000 shares.
The repurchases started on 16 February 2015 and ended on
21 May 2015. During this period, Munksjö repurchased 300,000 shares, corresponding to about 0.6 per cent of the total number of shares and votes. The shares were acquired through public trading on Nasdaq Helsinki at the market price prevailing at the time of repurchase. Munksjö did not before the start of the repurchases hold any own shares.
Share development and shareholders
During January–December 2015, that consisted of 251 (250) trading days, the trading volume on Nasdaq Helsinki was 15,721,775 (24,551,000) shares, equivalent to a turnover of EUR 147,080,437 (167,525,209). The daily average trading volume during the reporting period was 62,637 (98,204) shares and the volume-weighted average share price was EUR 9.18 (6.92). The highest share price in 2015 was EUR 12.49 (9.03) and the lowest EUR 7.42 (5.11). On the last trading day of the reported trading period, 30 December 2015, the share price was EUR 8.60 (30 December 2014: 8.95) and the corresponding market capitalisation was EUR 436.5 million (30 December 2014: 457.0). The market capitalisation in 2015 is adjusted with the shares held by the company at the end of the year. In 2014, Munksjö did not hold any own shares.
The trading in Munksjö Oyj shares on Nasdaq Stockholm commenced on 8 December 2014 and hence the comparative figure only comprises 14 trading days. During January-December 2015, that consisted of 251 trading days, the trading volume on Nasdaq Stockholm was 4,078,078 (1,229,597) shares, equivalent to a turnover of SEK 355,603,131 (95,620,490). The daily average trading volume was 16,247 (87,828) shares and the volume-weighted average share price was SEK 87.18 (77.77). The highest share price in 2015 was SEK 119.00 (86.25) and the lowest SEK 70.25 (76.25). On the last trading day of the year, 30 December 2015, the share price was SEK 84.25 (30 December 2014: 85.50).
At the end of December 2015, Munksjö had 10,548 (11,258) shareholders in the register maintained by Euroclear Finland Ltd. The share turnover during 2015 for both exchanges was 39.0 (50.5) per cent of the total amount of shares. Munksjö’s share is also traded on alternative exchanges, such as BATS Chi-X, however the trading volume on these alternative exchanges during the reporting period was marginal.
Capital Markets Day
Munksjö hosted a Capital Markets Day in Stockholm on 26 November 2015. The event provided further information about Munksjö’s strategy, profitability improvement measures and growth drivers. Munksjö’s ambition is to further grow the business over the coming years both organically and strategically. The focused strategy enables strong market positions and Munksjö strengthens these positions through sustainable value added solutions. The target to reach the EBITDA margin of 12 per cent at the end of 2016 remained unchanged.
The drivers for the profitability improvement remained unchanged and include increased operational efficiency, profitable growth, product and service quality leadership and utilising the position as a market and innovation leader. Within operational efficiency, the majority of the planned actions include measures to adjust our cost structure.
The EBITDA targets per business area are; 15–16 per cent for Decor, 12–13 per cent for Release Liners, 15–16 per cent for Industrial Applications and 9–10 per cent for Graphics and Packaging.
Flagging notifications
During January–December 2015, Munksjö received two announcements about major changes with regards to the holdings of the largest shareholders. Information about the largest shareholders in Munksjö is available on the investor website at www.munksjo.com. The information is updated on a regular basis.
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Board of Directors’ report
Change in the holdings of Lannebo Fonder AB
On 8 May 2015, Munksjö received an announcement referred to in Chapter 9, Section 5 of the Securities Markets Act, according to which Lannebo Fonder AB’s holding in Munksjö had fallen below the threshold of 5 per cent. According to the announcement, the direct holding of Lannebo Fonder AB had on 6 May 2015 decreased to 2,465,116 shares, corresponding to 4.83 per cent of Munksjö’s shares and voting rights.
Change in the holding of Ahlstrom Corporation
On 11 May 2015, Munksjö received an announcement referred to in Chapter 9, Section 5 of the Finnish Securities Markets Act from Ahlstrom Corporation. According to the announcement, the direct holding of Ahlstrom Corporation had on 11 May 2015 fallen below the threshold of 5 per cent and had decreased to 1,300,981 shares, corresponding to 2.55 per cent of Munksjö’s shares and voting rights.
Nomination Board appointed
Munksjö’s Nomination Board was appointed in June 2015. The Nomination Board comprises representatives of the three largest shareholders of the company and, in addition, two expert members: the Chairman of the Board of Directors and a person nominated by the Board of Directors. The following three persons have been appointed as representatives in the Nomination Board:
• Thomas Ahlström (Ahlström Capital Oy and others),
• Alexander Ehrnrooth (Viknum AB) and
• Mikko Mursula (Ilmarinen Mutual Pension Insurance Company).
The Chairman of the Board of Directors Peter Seligson will, according to the charter of the Nomination Board, act as an expert member of the Nomination Board in addition to which the Board of Directors has elected Fredrik Cappelen as the second expert member of the Nomination Board. The Nomination Board has among its members elected Thomas Ahlström as Chairman.
The right to nominate the shareholder representatives lies with those three shareholders whose share of all the voting rights in the company is on 31 May preceding the next Annual General Meeting the largest on the basis of the shareholders’ register of Munksjö held by Euroclear Finland Ltd and the register of shareholders held by Euroclear Sweden AB. The Nomination Board has been appointed by one group of shareholders, as described below, Viknum AB and Ilmarinen Mutual Pension Insurance Company.
Holdings by a group of shareholders, who have agreed to nominate a joint representative to the Nomination Board, are summed up when calculating the share of all the voting rights, provided that the shareholders in question present a joint written request to that effect together with a copy of such an agreement to the Chairman of the Board no later than on 30 May preceding the Annual General Meeting. Munksjö has been informed that such an agreement has been made by AC Invest Five B.V. (a fully owned subsidiary of Ahlström Capital Oy), Kai Nahi, Kasper Kylmälä, Michael Sumelius and Carl Ahlström.
The Nomination Board prepares proposals to the Annual General Meeting for the election and remuneration of the members of the Board of Directors and the remuneration of the members of the Board committees and the Nomination Board.
Other issues
Munksjö operates in several countries and from time-to-time disputes arise in the course of day-to-day operations. Munksjö is involved in a number of legal actions, claims and other proceedings. The final outcome of these matters cannot be predicted and taking into account all available information to date the outcome is not expected to have a significant impact on the financial position of the company.
Munksjö further adjusts the cost structure
On 10 September 2015 Munksjö announced a plan to further adjust its cost structure. The plan includes restructuring actions that required personnel negotiations at the production facility located in Mathi, close to Turin in Italy. With the restructuring, Munksjö aims to further adjust the cost structure and improve the operational efficiency of Business Area Release Liners. The production facility in Mathi is a shared site with Ahlstrom Corporation.
The restructuring was subject to consultation and approval processes in accordance with local legislation. This processes has now been concluded and the headcount reduction related to the restructuring project will be 37 employees. Munksjö currently has around 270 employees in Italy.
The expected annual cost savings of the restructuring amount to approximately EUR 2.0–2.5 million and Munksjö expects to attain the full profitability effect of the planned cost savings gradually during 2016.
Appointments and changes in the Management Team
On 9 February 2015, Munksjö announced that Pia Aaltonen-Forsell had been appointed Chief Financial Officer (CFO) and member of Munksjö’s Management Team. She joined Munksjö on 1 April 2015 and reports to President and CEO Jan Åström.
On 30 March 2015, Munksjö announced that Norbert Mix had been appointed President Decor as of 1 July 2015. He continues to report to President and CEO Jan Åström. Christian Mandl (b. 1949), Business Area Manager Manufacturing Decor and member of the Management Team, retired as planned on 1 July 2015.
On 15 June 2015, Munksjö announced that Åsa Fredriksson, Senior Vice President Human Resources and Communications, would continue her career outside the company. She left Munksjö at the end of September. On 22 July 2015, Munksjö announced that Åsa Jackson had been appointed Senior Vice President Human Resources (SVP HR) and member of Munksjö’s Management Team. Åsa Jackson joined Munksjö on 31 October 2015, and she reports to Jan Åström, President and CEO.
On 1 September 2015 Munksjö announced that Anders Hildeman had been appointed Senior Vice President Sustainability and member of Munksjö’s Management Team. He assumed his position on 1 September 2015 and reports to Jan Åström, President and CEO.
On 9 September 2015 Munksjö announced that Anna Selberg had been appointed Senior Vice President Communications and member of Munksjö’s Management Team. She assumed her position on 1 October 2015 and reports to Jan Åström, President and CEO.
Munksjö is organised in four business areas: Decor, Release Liners, Industrial Applications and Graphics and Packaging. In addition there are seven group functions: Finance, Communications, Strategic Development, Human Resources, Legal, Sustainability and Sales Offices. Munksjö’s management Team has eleven members;
• Jan Åström, President and CEO
• Pia Aaltonen-Forsell, Chief Financial Officer
• Gustav Adlercreutz, Senior Vice President and General Counsel
• Anna Bergquist, Senior Vice President Strategic Development
• Anders Hildeman, Senior Vice President Sustainability
• Anna Selberg, Senior Vice President Communications
• Åsa Jackson, Senior Vice President Human Resources
• Dan Adrianzon, President Industrial Applications
• Daniele Borlatto, Executive Vice President and President Release Liners
62 Munksjö 2015 | Board of Directors’ report

Board of Directors’ report
• Norbert Mix, President Decor
• Roland Le Cardiec, President Graphics and Packaging
Outlook
The demand outlook in 2016 for Munksjö’s specialty paper products is expected to remain stable and reflect the seasonal pattern.
The price increases communicated in the second and third quarter of 2015 have had a full effect from the beginning of the fourth quarter of 2015, and the remaining increases in the European paper business unit of business area Release Liners have a full effect from the first quarter of 2016.
The EBITDA margin adjusted for non-recurring items in 2016 is expected to improve compared with 2015 driven by the on-going profitability improvement plan including increased operational efficiency, profitable growth, product and service quality leadership and utilising the position as a market and innovation leader.
The annual maintenance and vacation shutdowns in the second and third quarter as well as the seasonal shutdowns at the end of 2016 are expected to be carried out to about the same extent as in 2015. The next maintenance shut down at the pulp production facility in Aspa in Sweden will be carried out in the third quarter of 2016.
The cash flow effect of capital expenditure for fixed assets for 2016 is expected to be EUR 35–40 million.
Annual General Meeting 2015
The company’s Annual General Meeting will be held on Wednesday, 6 April 2016 at 1 p.m. EET at the Finlandia Hall in Helsinki. The notice to convene the Annual General Meeting is given as a separate stock exchange release.
The Board of Director’s proposal to pay dividend
There are no distributable retained earnings in the balance sheet as of 31 December 2015 and the Board of Directors proposes that no dividend will be paid for the fiscal year 2015.
Instead the Board of Directors proposes that the AGM would decide to pay funds from the reserve for invested non-restricted equity as return of equity based on the balance of 31 December 2015 adopted by the AGM, the amount of return being EUR 0.30 per share. The return of equity shall be paid to a shareholder who on the record date of the payment 8 April 2016 is registered in the shareholders’ register of the company held by Euroclear Finland Ltd or in the separate register of shareholders maintained by Euroclear Sweden AB for Euroclear Sweden AB registered shares. The return of equity payable for Euroclear Sweden AB registered shares will be forwarded by Euroclear Sweden AB. The Board proposes that the return of equity shall be paid to the shareholders on 19 April 2016.
Munksjö 2015 | Board of Directors’ report 63

Key ratios and figures

Consolidated key ratios

	2015	2014	2013	2012
Margins (adjusted)				
EBITDA margin, %	8.3	9.2	6.4	7.0
Operating margin, %	3.5	4.5	1.8	2.8
Return (12 months continuous)				
Return on operating capital, % (adjusted)	5.9	7.3	2.8	3.9
Return on shareholders' equity, %	5.7	1.8	–10.8	–5.1
Capital structure at period's end				
Operating capital, MEUR	651.9	673.2	694.8	413.0
Shareholders' equity, MEUR	401.3	413.6	423.8	199.5
Interest-bearing net debt, MEUR	227.4	225.6	229.3	217.3
Debt/equity ratio, %	56.7	54.5	54.1	108.9
Equity/assets ratio, %	34.2	35.1	35.6	29.4
Capital expenditure, MEUR	39.8	35.1	22.6	14.8
Employees, FTE	2,774	2,765	2,216	1,679
Share information*				
Earnings per share, EUR	0.44	0.14	–1.97	–0.89
Dividend per share	0.30**	0.25	0.10	n/a
Effective dividend yield, %	3.5	2.8	1.9	n/a
Price earnings ratio	19.5	63.9	n/a	n/a
Dividend per earnings, %	68	179	n/a	n/a
Shareholders' equity per share, EUR	7.9	8.1	8.3	16.2
Average number of shares	50,818,260	51,061,581	29,228,454	12,306,807

* All dividend calculations are based on return of equity
** Board's proposal subject to shareholder approval

Calculation of key figures

Debt/equity ratio
Interest-bearing net debt divided by shareholders' equity including non-controlling interests.

Dividend per earnings
Dividend per share as a percentage of earnings per share.

Earnings per share
Result for the period divided by the average number of shares outstanding.

EBITDA
Operating result before depreciation and amortisation. EBITDA margin EBITDA as a percentage of Net sales.

Effective dividend yield
Dividend per share as a percentage of closing share price.

Equity/assets ratio
Shareholders' equity including non-controlling interests as a percentage of total assets.

Equity per share
Shareholders' equity divided by the number of shares outstanding at the end of the period.

FTE
Number of hours worked divided by normal annual working hours.

Interest bearing liabilities and assets
Liabilities and assets which have a contractual obligation/right to pay/receive interest to/from a financial institution.

Net interest-bearing liability
Interest-bearing assets (including cash and equivalents) less interest-bearing liabilities.

Non-recurring items
Income or expense arising from activities or events outside of normal activities and of a non-recurring nature.

Operating capital
Balance sheet total less interest-bearing assets, tax assets and non interest-bearing operating liabilities, including pension provisions.

Operating margin
Operating result after depreciation and amortisation was a percentage of Net sales.

Price/earnings ratio
Closing share price divided by earnings per share.

Return on shareholders' equity
Result or the year as a percentage of average shareholders' equity.

Return on operating capital
Operating result as a percentage of operating capital.

64 Munksjö 2015 | Key ratios and figures

Shareholders

Shareholders

Largest registered shareholders as at 31 December 2015*		Number of shares and votes	%
1	Ahlström Capital Group	7,396,480	14.49
	Ac Invest Five B.V.	7,396,480	14.49
2	Viknum AB	6,000,000	11.75
3	Ilmarinen Mutual Pension Insurance Company	4,101,899	8.03
4	OP Fund Management Company (Pohjola Asset Management)	2,350,343	4.60
5	Nordea Asset Management	1,382,909	2.71
6	Varma Mutual Pension Insurance Company	814,676	1.60
7	Huber Mona	692,767	1.36
8	Sp-Fund Management	581,605	1.14
9	Tracewski Jacqueline	540,047	1.06
10	Seligson Peter	524,273	1.03
	Seligson Peter	312,504	0.61
	Baltiska Handels A.B.	211,769	0.41
11	Handelsbanken Asset Management	475,731	0.93
12	Nahi Kaj Anders Bertel	455,087	0.89
13	Nordea Life Assurance Finland Ltd.	440,692	0.86
14	SEB Finlandia Investment Fund	421,766	0.83
15	Emmett Linda	391,629	0.77
16	Sumelius John Michael	384,684	0.75
17	Studer Anneli	380,021	0.74
18	Lund Niklas Roland	376,739	0.74
19	Gullichsen Johan Erik	358,062	0.70
20	Kylmälä Tauno Kim Toivo	355,271	0.70
20	**Largest shareholders, total**	**28,424,681**	**55.68**

* The list of Munksjö Oyj's largest shareholders is based on the information given by Euroclear Finland Ltd and Euroclear Sweden Ltd. Munksjö received an announcement on 8 May 2015, according to which Lannebo Fonder AB's holding in Munksjö was 4.83 per cent.

Shareholders by sector as at 31 December 2015*	Number of shareholders	Share of shareholders, %	Number of shares	Share of shares, %
Households	9,949	94.3	13,018,831	25.5
Public sector institutions	8	0.1	4,968,442	9.7
Financial and insurance institutions	29	0.3	4,927,635	9.7
Corporations	399	3.8	1,738,597	3.4
Non-profit institutions	70	0.7	406,935	0.8
Foreign and nominee registered owners	93	0.9	26,001,141	50.9
Total	**10,548**	**100.0**	**51,061,581**	**100.0**

* The list of Munksjö Oyj's shareholders by sector is only based on the information given by Euroclear Finland Ltd.

Distribution of shares as at 31 December 2015*	Number of shareholders	Share of shareholders, %	Number of shares	Share of shares, %
1 – 100	6,658	63.1	261,354	0.5
101 – 500	2,714	25.7	574,997	1.1
501 – 1,000	536	5.1	369,755	0.7
1,001 – 5,000	386	3.7	776,196	1.5
5,001 – 10,000	67	0.6	502,326	1.0
10,001 – 50,000	73	0.7	1,588,360	3.1
50,001 – 100,000	51	0.5	3,511,242	6.9
100,001 – 500,000	50	0.5	11,964,754	23.4
500,001 –	13	0.1	31,512,597	61.7
Total	**10,548**	**100**	**51,061,581**	**100.0**
of which nominee registered	10	0.1	9,858,836	19.3

* The list of Munksjö Oyj's distribution of shares is only based on the information given by Euroclear Finland Ltd.

Munksjö 2015 | Shareholders 65

Group
Consolidated statement of comprehensive income
MEUR
Note
2015
2014
2013
Net sales
4
1,130.7
1,137.3
863.3
Other income
11.6
11.4
6.9
Total income
1,142.3
1,148.7
870.2
Changes in inventories
1.0
1.1
2.2
Materials and supplies
–573.9
–557.2
–447.7
Other external costs
5
–283.6
–292.7
–255.5
Personnel costs
7
–199.5
–200.5
–163.6
Depreciation and amortisation
11
–53.6
–54.0
–39.3
Share of profit in associated companies
17
0.0
0.0
0.3
Operating profit
32.7
45.4
–33.4
Financial income
12
10.5
6.4
1.0
Financial costs
12
–15.2
–34.9
–23.9
Net financial expense
–4.7
–28.5
–22.9
Profit/(loss) before tax
28.0
16.9
–56.3
Taxes
13
–5.2
–9.2
–1.1
Net profit/(loss) for the year
22.8
7.7
–57.4
Other comprehensive income
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations –22.3
–5.7
–1.0
Change in cash flow hedge reserve
27
–3.2
–7.3
–2.8
Cash flow hedge transferred to this year’s result
27
6.2
4.5
1.0
Items that will not be reclassified to profit or loss Actuarial gains and losses on defined benefit plans
10
1.0
–6.3
1.8
Tax attributable to other comprehensive income
–1.0
2.1
0.2
Total comprehensive income, net of tax 3.5 –5.0 –58.2 Profit attributable to:
Parent company shareholders 22.4 7.0
–57.7
Non-controlling interests 0.4
0.7
0.3
Total comprehensive income attributable to: Parent company’s shareholders
3.1
–5.7
–58.5 Non-controlling interests
0.4
0.7
0.3
Earnings per share
Basic earnings per share, EUR
14
0.44
0.14
–1.97
Diluted earnings per share, EUR
14
0.44
0.14
–1.97
The accompanying notes are an integral part of these consolidated financial statements.
66 Munksjö 2015 | Group

Group
Consolidated statement of financial position
MEUR
Note
2015-12-31
2014-12-31
2013-12-31
ASSETS
Non-current assets
Tangible assets
16
430.0
446.4
459.2
Goodwill
15
223.9
226.7
226.6
Other intangible assets
15
46.6
55.2
56.4
Associated companies
17
2.3
2.2
2.4
Other non-current assets
3.6
3.9
4.1
Deferred tax assets
13
51.8
60.2
54.6
Total non-current assets
758.2
794.6
803.3
Current assets
Inventory
19
155.4
152.2
146.6
Accounts receivable
23, 27
111.1
114.6
128.7
Other current assets
20
38.3
31.8
27.3
Current tax asset
5.3
2.2
0.4
Cash and cash equivalents
21
105.1
84.1
83.1
Total current assets
415.2
384.9
386.1
TOTAL ASSETS
1,173.4
1,179.5
1,189.4
The accompanying notes are an integral part of these consolidated financial statements.
Munksjö 2015 | Group 67

Group

Consolidated statement of financial position, cont.

MEUR	Note	2015-12-31	2014-12-31	2013-12-31
EQUITY AND LIABILITIES				
Equity				
Attributable to parent company's shareholders				
Share capital	22	15.0	15.0	15.0
Reserve for unrestricted equity		269.3	282.0	287.1
Other reserves		363.5	386.5	394.4
Retained earnings		–250.6	–273.9	–276.3
		397.2	**409.6**	**420.2**
Non-controlling interests		4.1	4.0	3.6
Total equity		**401.3**	**413.6**	**423.8**
Non-current liabilities				
Non-current borrowings	24	313.5	271.7	270.8
Other non-current liabilities		1.7	1.0	0.1
Pension obligations	10	52.4	51.0	45.9
Deferred tax liabilities	13	74.1	84.7	85.0
Non-current provisions	25	23.9	23.5	36.1
		465.6	**431.9**	**437.9**
Current liabilities				
Current borrowings	24	22.5	41.6	45.0
Accounts payable		165.9	164.3	167.4
Liabilities to associated companies		8.0	8.3	8.4
Accrued expenses and deferred income	26	94.5	100.0	89.1
Current tax liabilities	13	2.7	8.2	8.3
Other current liabilities		12.9	11.6	9.5
		306.5	**334.0**	**327.7**
Total liabilities		**772.1**	**765.9**	**765.6**
TOTAL EQUITY AND LIABILITIES		**1,173.4**	**1,179.5**	**1,189.4**

The accompanying notes are an integral part of these consolidated financial statements.

68 Munksjö 2015 | Group

Group

Consolidated statement of changes in equity

MEUR	Attributable to owners of the parent									
	Share capital	Reserve for unrestricted equity	Other contributed equity	Treasury shares	Foreign currency translation reserve	Hedging reserve	Retained earnings	Total	Non-controlling interest	TOTAL EQUITY
Balance at 1 January 2013	7.7	0.0	400.0	–	8.1	0.2	–220.2	195.8	3.7	199.5
Profit/(loss) for the year	–	–	–	–	–	–	–57.7	–57.7	0.3	–57.4
Other comprehensive income before tax	–	–	–	–	–1.0	–1.8	1.8	–1.0	–	–1.0
Tax on other comprehensive income	–	–	–	–	–	0.4	–0.2	0.2	–	0.2
Total comprehensive income for the year	**0.0**	**0.0**	**0.0**	**0.0**	**–1.0**	**–1.4**	**–56.1**	**–58.5**	**0.3**	**–58.2**
New share issue for combination	7.3	165.4	–	–	–	–	–	172.7	–	172.7
Directed share issue	–	128.5	–	–	–	–	–	128.5	–	128.5
Share exchange and listing costs	–	–6.8	–	–	–	–	–	–6.8	–	–6.8
Dividends	–	–	–11.5	–	–	–	–	–11.5	–0.4	–11.9
BALANCE AT 31 DECEMBER 2013	**15.0**	**287.1**	**388.5**	**0.0**	**7.1**	**–1.2**	**–276.3**	**420.2**	**3.6**	**423.8**
Profit/(loss) for the year	–	–	–	–	–	–	7.0	7.0	0.7	7.7
Other comprehensive income before tax	–	–	–	–	–5.7	–2.8	–6.3	–14.8	–	–14.8
Tax on other comprehensive income	–	–	–	–	–	0.6	1.5	2.1	–	2.1
Total comprehensive income for the year	**0.0**	**0.0**	**0.0**	**0.0**	**–5.7**	**–2.2**	**2.2**	**–5.7**	**0.7**	**–5.0**
Return of capital and dividends	–	–5.1	–	–	–	–	–	–5.1	–0.3	–5.4
Employee share incentive plan	–	–	–	–	–	–	0.2	0.2	–	0.2
BALANCE AT 31 DECEMBER 2014	**15.0**	**282.0**	**388.5**	**0.0**	**1.4**	**–3.4**	**–273.9**	**409.6**	**4.0**	**413.6**
Profit/(loss) for the year	–	–	–	–	–	–	22.4	22.4	0.4	22.8
Other comprehensive income before tax	–	–	–	–	–22.3	3.0	1.0	–18.3	–	–18.3
Tax on other comprehensive income	–	–	–	–	–	–0.6	–0.4	–1.0	–	–1.0
Total comprehensive income for the year	**0.0**	**0.0**	**0.0**	**0.0**	**–22.3**	**2.4**	**23.0**	**3.1**	**0.4**	**3.5**
Purchase of Munksjö shares	–	–	–	–3.1	–	–	–	–3.1	–	–3.1
Return of capital and dividends	–	–12.7	–	–	–	–	–	–12.7	–0.3	–13.0
Employee share incentive plan	–	–	–	–	–	–	**0.3**	**0.3**	–	**0.3**
BALANCE AT 31 DECEMBER 2015	**15.0**	**269.3**	**388.5**	**–3.1**	**–20.9**	**–1.0**	**–250.6**	**397.2**	**4.1**	**401.3**

The accompanying notes are an integral part of these consolidated financial statements.

Munksjö 2015 | Group 69

Group
Consolidated
statement
of cash flows
MEUR
Note
2015
2014
2013
Operating activities
Profit/(loss) before tax
28.0
16.9
–56.3
Adjustment for:
Depreciation
15, 16
53.6
54.0
39.3
Net financial expense
4.7
28.5
22.9
Interest paid
–11.6
–17.0
–12.3
Tax paid
–13.4
–13.9
–6.4
Net cash generated from operating activities
before changes in working capital
61.3
68.5
–12.8
Cash flow from changes in working capital
Changes in inventories
–3.2
–5.6
4.4
Changes in operating liabilities
0.1
–14.9
26.0
Changes in operating receivables
–2.7
9.8
28.1
Net cash generated from operating activities
55.5
57.8
45.7
Investing activities
Acquisition of subsidiaries, net of cash acquired
3
–
–
9.1
Purchase of tangible fixed assets
16
–39.3
–33.1
–21.0
Purchase of intangible fixed assets
15
–0.5
–2.0
–1.6
Cash flow used in investing activities
–39.8
–35.1
–13.5
Financing activities
Return of equity and dividends
–13.0
–5.4
–11.9
Proceeds from share issue, net of costs
–
–
121.9
Purchase of own shares
–3.1
–
–
Proceeds from borrowings, net of costs
61.1
291.8
306.6
Repayment of acquired entities borrowings to Ahlstrom
–
–
–154.3
Repayment of borrowings
–39.0
–307.4
–277.5
Working capital compensation from Ahlstrom
–
–
9.5
Cash flow from financing activities
6.0
–21.0
–5.7
CASH FLOW FOR THE YEAR
21.7
1.7
26.5
Cash and cash equivalents at the beginning of the year
84.1
83.1
57.1
Cash flow for the year
21.7
1.7
26.5
Exchange gains/(losses) on cash and cash equivalents
–0.7
–0.7
–0.5
CASH AND CASH EQUIVALENTS AT YEAR-END
21
105.1
84.1
83.1
The accompanying notes are an integral part of these consolidated financial statements.
70 Munksjö 2015 | Group

Group/notes
Notes
Note 1 Significant accounting policies
General
On 28 August 2012, Munksjö Oyj, Munksjö AB, EQT and Ahlstrom Corporation agreed to form a global leader in specialty papers by combining Munksjö AB with Ahlstrom’s Label and Processing business area in Europe (LP Europe) and Brazil (Coated Specialities). The combination of the operations was completed in two phases during 2013. Phase 1, the combination of Munksjö AB with LP Europe, was effected on 27 May following regulatory approvals from the European Commission’s Competition Authority and the Brazilian Competition Authority (CADE). The second phase of the combination was completed on 2 December, when the Coated Specialites operation’s in Jacarei, Brazil was combined with Munksjö Oyj in a partial demerger. Legally through the Munksjö AB acquisition, Munksjö acquired Munksjö AB by issuing new shares for the shares of Munksjö AB through a share exchange. After this share exchange, Munksjö acquired LP Europe by means of the LP Europe Demerger. Munksjö AB was identified as the acquirer for accounting purposes (IFRS acquiring criteria). Accordingly, in Munksjö Oyj’s consolidated financial statements, the share exchange between Munksjö Oyj and the shareholders of Munksjö AB was accounted for as a reorganisation of Munksjö AB and Munksjö AB’s net assets were recorded at predecessor carrying amounts with the historical comparatives of Munksjö AB presented for all periods. As Munksjö Oyj became the new parent and listed company the presentation currency was changed from SEK to EUR. The choice of presentation currency represented an accounting policy change and was applied retrospectively in accordance with IAS 8. The exchange differences on translation of foreign operations recognised in other comprehensive income and the statement of changes in equity in this report have been prepared as if the EUR had always been the presentation currency.
Munksjö Oyj, Corporate Identity Number, 2480661-5, is a Finnish company, registered in Helsinki, Finland. The company’s address is Eteläesplanadi 14, 00130 Helsinki. The Financial Statements for 2015 comprise of the Parent Company and its subsidiaries, together called the Group. The Financial Statements and Board of Director’s report were approved by the Board of Directors on 11 February 2016 and are expected to be adopted by the AGM on 6 April 2016.
Summary of key accounting policies
The functional currency of the Parent Company is EUR and the Group financial statements are presented in MEUR, unless otherwise indicated.
Non-current assets and non-current liabilities consist of amounts that are expected to be recovered or paid more than 12 months after the reporting period. Current assets and current liabilities consist of amounts that are expected to be recovered or paid within 12 months of the end of the reporting period.
All figures in the accounts have been rounded and consequently the sum of individual figures can deviate from the presented sum figure. Furthermore, all percentages are subject to possible rounding differences.
Basis of preparation
The consolidated accounts have been prepared in accordance with the International Financial Reporting Standards (IFRS) published by the International Accounting Standards Board (IASB) and the interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) as approved by the Commission of the European Communities (EU) for application in the European Union.
The accounting policies outlined below have been applied consistently on the reporting and consolidation of the Parent Company, subsidiaries, as well as when incorporating associated companies and joint arrangements in the consolidated accounts.
New and amended standards adopted by the group
The accounting principles applied remain unchanged compared with the 2014 Annual Report.
Standards issued but not yet effective in the European Union
IFRS 9 Financial instruments will substantially change the classification and measurement of financial instruments; will require impairments to be based on a forward-looking model; will change the approach to hedging financial exposures and related documentation and also the recognition of certain fair value changes. The Group is currently assessing the full impact of IFRS 9, however current expectation is that the new standard will not have a significant impact.
IFRS 15 Revenue from contracts with customers amends revenue recognition requirements and establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The standard replaces IAS 18 Revenue and IAS 11 Construction contracts and related interpretations. The Group is currently assessing the impact of adopting IFRS 15, however current expectation is that the new standard will not have a significant impact.
IFRS 16 Leasing was issued in January 2016. The new standard introduces a single lease accounting model. All leases should be recognized on-balance sheet as a right-of-use asset and lease liability. The Group is currently assessing the full impact of IFRS 16, and the expectation is that the new standard will have a significant impact on net debt, depreciation and leasing interest.
There are no other IFRSs or interpretations which are not yet effective which would be expected to have a material impact on the Group.
Valuation policies applied in the preparation of the financial statements
Assets and liabilities are reported at historical cost, with the exception of certain financial assets and liabilities, which are measured at fair value or amortised cost. Financial assets and liabilities measured at fair value consist of derivative financial intruments.
Translation of foreign currency
Transactions and balances
Transactions in foreign currencies are translated into the functional currency at the transaction date exchange rate. The functional currency is the currency of the primary economic environment in which the Group’s companies carry out their business. Monetary assets and liabilities in foreign currencies are translated into the functional currency at the reporting date exchange rate and resulting exchange rate differences are recognised in profit/loss for the year. Non-monetary assets and liabilities recognised at their historical costs are translated at the exchange rate applicable at the time of the transaction. Non-monetary assets and liabilities recognised at fair value are converted into the functional currency at the rate in effect at the time of the fair value assessment.
Munksjö 2015 | Group/notes 71

Group/notes
Cont. note 1
Group companies
The results and financial position of all Group companies (none of which are operating with hyper-inflation currencies) that have a functional currency other than the presentation currency, are translated into the Group’s presentation currency as follows: Assets and liabilities for each of the consolidated statements of financial position are translated using the exchange rate prevailing at the reporting date. Income and expenses for each of the consolidated statements of comprehensive income are translated using the average exchange rate for the reporting period (provided the average exchange rate constitutes a reasonable approximation of the accumulated effect of the exchange rates that were in force on the transaction date, otherwise income and expenses are translated according to the exchange rate on the transaction date). All resulting translation differences are reported in other comprehensive income. Goodwill and adjustments to fair value that arise during the acquisition of a foreign business are treated as assets and liabilities of that business and translated using the exchange rate prevailing at the reporting date.
Judgements and estimates in the financial accounts
The preparation of the financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the application of the accounting policies and the figures reported for assets, liabilities, income and expenses. The actual outcome may deviate from these estimates and judgements. The estimates and assumptions are reviewed regularly. Changes in estimates are reported in the period in which they are made. Judgements made by management in the application of IFRS that have a significant effect on the financial statements and estimates that may cause material adjustments to the financial statements in subsequent years are disclosed in greater detail in note 2.
Operating segments
Munksjö’s operations are divided up into operating segments based on which parts of the operations the company’s chief operating decision maker monitors the business, that is, according to the management approach. The Group’s operations are organised in such a way that the senior management team monitors the profit or loss and the operating margin generated by the Group’s various product areas. Each operating segment provides regular reports to the senior management team on the outcome of the operating segment’s efforts and its resource requirements. Since the senior management team monitors the profit or loss and determines resource allocations based on the product areas for the Group’s production and sales, these constitute the Group’s operating segments. Munksjö’s operating segments have been identified in accordance with IFRS 8 and comprise the business areas Decor, Release Liner, Industrial Applications and Graphics and Packaging. Unallocated corporate costs and eliminations are reported under the heading Other.
Consolidated financial statements
Subsidiaries
Subsidiaries are companies over which Munksjö Oyj has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.
Acquisition of subsidiaries are recognised in accordance with the acquisition method. The consideration for an acquisition of a subsidiary consists of the fair value of assets given and liabilities incurred or assumed at the date of acquisition. Transaction fees directly attributable to the acquisition are reported directly in the income statement as they arise. Identifiable assets acquired and liabilities assumed and contingent liabilities in a business combination are measured initially at their fair values on the acquisition date, irrespective of the extent of any non-controlling interest. The excess of the consideration over the fair value of the Group’s share of identifiable assets, liabilities and contingent liabilities acquired is recognised as goodwill. If the consideration is less than the fair value of the acquired subsidiary’s assets, liabilities and contingent liabilities, the difference is recognised directly in the income statement. Intra-Group transactions, balances and unrealised gains and losses on transactions between Group companies are eliminated. Accounting policies for subsidiaries are changed where necessary to ensure consistent application of the Group’s policies.
Subsidiaries’ financial accounts are included in the consolidated accounts from the time of acquisition and until the Group no longer has a controlling influence.
Transactions between owners
The Group applies the principle of reporting transactions with non-controlling interests as transactions with equity owners of the Group. Divestments to and purchases from non-controlling interests result in gains and losses for the Group, which are reported in equity. Transactions between owners are reported within shareholders’ equity.
Associated companies
Associated companies are those in which the Group has a significant, but non-controlling influence over operational and financial policies, commonly through holdings corresponding to between 20 and 50 percent of votes. From the point at which a significant influence is obtained, participations in associated companies are reported in the consolidated accounts in accordance with the equity method.
Under the equity method the carrying value of holdings in associated companies are reported in the consolidated accounts in proportion to the Group’s share of equity, together with any goodwill recognized when significant influence or joint control was established. In the Consolidated Statement of Comprehensive Income, “Share of profit in associated companies” includes the Group’s share of earnings after tax attributable.
Where the Group’s share of losses reported by the associated company exceeds the carrying value of the Group’s participations, the value of the participation is reduced to zero. Further losses are not recognised unless the Group has given guarantees to cover losses.
The equity method is applied until the point in time at which the significant influence ceases.
Joint arrangements
The Group applies IFRS 11 to joint arrangements. Under IFRS 11 investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor. The Group has identified one joint arrangement and determined it to be a joint operation. The Group recognises its share of assets, liabilities, revenue and expenses in accordance with its contractual rights and obligations.
Transaction eliminated on consolidation
Intra-Group receivables and liabilities, income or expenses and unrealised gains or losses arising from intra-Group transactions between Group companies are eliminated in full when preparing the consolidated accounts.
Unrealised gains arising from transactions with associated companies and joint operations are eliminated to the extent of the Group’s participating interest in the companies. Unrealised
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losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.
Revenue
Revenue encompasses the fair value of what has been received or is expected to be received for goods sold in the Group’s operating activities. Income is reported excluding VAT, returns and discounts, and after elimination of intra-Group sales.
The Group reports income when the amount can be measured in a reliable manner, when it is likely that future economic benefits will accrue to the company and special criteria have been satisfied for each of the Group’s businesses as described below. The Group bases its assessments on historical outcomes and takes into account customer type, transaction type and special circumstances in each individual case.
Sale of goods
Munksjö’s revenue comprises mainly the sale of manufactured products. Revenue for sales of goods is recognised in the Consolidated Statement of Comprehensive Income when significant risks and rewards associated with the ownership of the goods are transferred to the buyer in accordance with the terms of delivery. The Groups’s terms of delivery are based on Incoterms 2010.
The main incoterms used include;
• “Ex-works” where the point of sale is once products leave the mill or warehouse facility as Munksjö ceases to be responsible from that point.
• “C” terms where the point of sale is when the products have been handed over to the transport company contracted by Munksjö because the buyer is responsible for the goods from that point onwards.
• “D” terms where point of sale is when the products have been delivered to the buyer as Munksjö is responsible for the goods until the buyer has received them in their premises.
Government grants
Government grants are recognised in the Consolidated Statement of Financial Position as deferred income when there is reasonable certainty that the subsidy will be received and that the Group will meet the conditions associated with the grant. Grants related to expense items are recognised on a systematic basis in the Consolidated Statement of Comprehensive Income in the same way and across the same periods as the expenses that the grants are intended to offset. Government grants related to fixed assets reduce the gross cost of the fixed assets.
Leasing
Operating leasing agreements
Leases in which a significant part of the risks and benefits of ownership are retained by the lessor are classified as operational leases. Payments made during the leasing period (after deductions for any rewards from the lease provider) are recognised as an expense in the Consolidated Statement of Comprehensive Income on a straight-line basis over the leasing period.
Financial leasing agreements
The Group leases certain tangible fixed assets. Leasing agreements of tangible fixed assets where the Group retains the economic risks and benefits associated with ownership, are classified as financial leases. At the start of the leasing period, financial leases are reported in the Consolidated Statement of Financial Position at the lower of the leased asset’s fair value and the net present value of the minimum lease payments. Each leasing payment is apportioned between the liability and financial costs. The corresponding payment obligations, after deductions for financial costs, are included in the Consolidated Statement of Financial Position, in
Non-current and current borrowings. The interest is recognised in the consolidated statement of comprehensive income over the lease term so that each accounting period is assigned an amount corresponding to a fixed interest rate for the liability in the respective period. Financial leased fixed assets are depreciated over the shorter of the asset’s useful life and lease term.
Financial income and expenses
Financial income consists of interest income from financial instruments measured at amortised cost and gains from interest rate swaps. Financial expenses consist of interest expenses on loans, the interest related to discounted provisions, and losses on interest rate swaps.
All borrowing expenses are reported in the consolidated statement of comprehensive income using the effective interest method. Borrowing expenses are not reported in the consolidated statement of comprehensive income to the extent that they are directly attributable to the purchase, construction or production of assets that take considerable time to complete for the intended use or for sale. In such cases they are included in the cost of the assets.
Interest income on receivables and interest expenses on liabilities are calculated using the effective interest method. Interest expenses include transaction fees for loans that are amortised over the loan period.
Current and deferred tax expense
The period’s tax expense is made up of current tax and deferred tax. Tax is recognised in the result except when underlying transactions are reported in other comprehensive income, whereby the associated tax effect is reported in other comprehensive income.
Current tax is tax due for payment or receipt in respect of the financial year, using tax rates enacted or substantially enacted at the reporting date. Adjustment of current tax related to earlier periods is also included.
Deferred tax is calculated using the liability method on temporary differences between the carrying amounts and taxable values of assets and liabilities. Deferred tax is not recognised for temporary differences that arise on initial recognition of goodwill or the initial recognition of assets and liabilities in a transaction other than a business combination that do not affect either the accounting or taxable profit at the time of the transaction.
Deferred tax is not recognised for temporary differences that arise on investments in subsidiaries and associated companies which are not expected to be reversed in the foreseeable future. The valuation of deferred tax provided is based on how carrying amounts of assets or liabilities are expected to be realised or settled. Deferred tax is calculated by applying the tax rates enacted or substantially enacted at the reporting date.
Deferred tax assets for tax-deductible temporary differences and loss carry forwards are recognised only to the extent it is likely that they will be utilised. The value of deferred tax assets is derecognised when it is no longer deemed likely that they can be utilised. Any additional income tax arising from a dividend is recognised at the same time as the dividend is recognised as a liability.
Deferred tax assets and liabilities are offset when there is a legal right to offset current tax assets and liabilities, and when the deferred tax assets and tax liabilities are attributable to taxes charged by the same tax authority and relate to either the same tax entities or different tax entities, where there is an intention to settle the balances on a net basis.
Financial instruments
A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument in another entity.
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Offset of financial instruments
Financial assets and liabilities are offset and recognised with a net amount in the Consolidated Statement of Financial Position only when there is a legal right to offset the recognised amounts and an intention to balance the items with a net amount, or to simultaneously realise the asset and settle the liability. The amounts netted are not significant.
Financial assets Classification and measurement
IFRS requires financial assets to be classified at initial recognition as: financial assets at fair value through profit and loss, loans and receivables, held to maturity investments, available for sale or as derivatives designated as hedging instruments in an effective hedge. All financial assets are recognized initially at fair value plus transaction costs except for those recorded at fair value through profit and loss. The Group currently does not have any financial assets classified as held to maturity, available for sale or fair value through profit or loss. Loans and receivables
Loan receivables and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. These assets are initially recorded at fair value and subsequently measured at amortised cost. The amortised cost is determined based on the effective interest calculated at the time of acquisition. Accounts receivable are recognised at the amount estimated to be received, i.e. with a deduction for doubtful receivables.
Cash and cash equivalents comprise cash and short term deposits with a maturity of three months or less. For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short term deposits net of outstanding bank overdrafts.
Impairment of financial assets
At each reporting date, the company evaluates whether there is objective evidence that any financial asset or Group of assets may be impaired. Objective evidence constitutes observable events that have an adverse impact on the future cash flows of the financial asset such as overdue receivables or bankruptcy of counter-parties. The recoverable amount of instruments measured at amortisised cost such as loans and receivables is calculated as the present value of future cash flows discounted by the effective interest rate applicable on the initial recognition of the asset. Impairment is recognised as an expense in the Consolidated Statement of Comprehensive Income. Derecognition
A financial asset is derecognised when the rights to receive cash flows from the asset have expired or the rights to receive cash flows from the asset have been transferred. Financial Liabilities
IFRS requires financial liabilities to be classified as financial liabilities at fair value through profit or loss, loans and borrowings, payables or as derivatives designated as hedging instruments in an effective hedge. All financial liabilities are recognized initially at fair value and for loan, borrowings and payables net of transaction costs. The Group’s financial liabilities include trade and other payables, borrowings and derivative financial instruments. Borrowings
After initial recognition, interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate method. Details of the category in which the Group’s financial assets and liabilities are placed are given under note 23 Financial assets and liabilities. Derivatives and hedge accounting
The Group’s derivative instruments have been acquired to hedge its interest, exchange rate, electricity and pulp price exposures. In order to fulfil the requirements on hedge accounting in accordance with IAS 39, there must be a clear hedge relationship. The Group formally designates and documents the hedge relationship to which the Group wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The Group also documents how it will assess the effectiveness of changes in the hedging instruments fair value in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. For the purpose of hedge accounting, hedges are classified as: Fair value hedges, cash flow hedges or hedges of net investment in a foreign operation. The Group does not have fair value hedges or net investment hedging.
All derivatives used for financial risk management fulfil the requirements on hedge accounting and are accounted for as follows. The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in other comprehensive income in the hedging reserve. The gain or loss relating to the ineffective portion is charged immediately to the profit or loss. Amounts accumulated in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss in the hedging reserve is recognised when the forecast transaction is recognised in the profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is recognised immediately in the profit or loss. The Group uses forward currency contracts as hedges of its exposure to foreign currency risk in forecasted transactions, interest rate swaps to hedge variable rate borrowings and forward commodity contracts for its exposure to volatility in electricity and pulp prices. Tangible assets
Owned assets Tangible assets are recognised in the Group at cost less accumulated depreciation and any impairment. The cost includes the purchase price and expenditure directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended. Examples of directly attributable expenses include costs relating to delivery and handling, installation, land registration certificates, consultancy services and legal services. Interest on borrowings directly attributable to the purchase, construction or production of assets that take considerable time to complete are capitalised.
The cost for self-constructed tangible assets include expenditure for materials, employee benefits and other manufacturing costs directly attributable to the tangible asset where applicable, as well as estimated expenses for dis-mantling and removing the asset and restoring the site or area where it is located. Tangible assets comprising parts with different useful lives are treated as separate components of tangible assets. The carrying value of a tangible asset is derecognised from the Consolidated Statement of Financial Position on scrapping or sale, or when no future economic benefits are expected from the use, scrapping or sale of the asset.
Gains or losses arising from the sale or scrapping of an asset constitute the difference between the sale price and the asset’s carrying value, less direct sales expenses. Gains and losses are
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recognised as other operating income/expense. Accounting policies for the impairment of assets are shown below.
Leased assets
Assets leased through financial leasing agreements are recognised as tangible assets in the Consolidated Statement of Financial Position and initially valued at the lower of the fair value of the leased item and the present value of the minimum lease payments at the commencement of the agreement.
Obligations to pay future lease payments are recognised as current and non-current interest bearing liabilities.
Subsequent expenditure
Subsequent expenditure is capitalised only if it is probable that the future economic benefits associated with the asset will accrue to the company and the cost can be measured reliably. All other subsequent expenses are expensed in the period they arise. A subsequent expenditure is added to the cost if the expense relates to the replacement of identified components or parts thereof. Any non-depreciated carrying amounts for replaced components, or parts of components, are scrapped and derecognised in connection with replacement. Repairs are expensed as they are incurred. At paper mills, maintenance shutdowns are carried out at regular intervals. The major maintenance measures that recur on these occasions are treated as a separate component. Depreciation is carried out over time up until the next maintenance shutdown, which normally occurs after 12–18 months.
Depreciation policies
Depreciation is charged on a straight line basis over the asset’s estimated useful life. The Group applies the component approach, whereby the components’ useful lives form the basis for depreciation. The following depreciation periods are used:
Industrial buildings 20 years Office buildings 30–50 years
Land improvements 20 years
Machinery used for pulp and paper 10–30 years
Other machinery 10 years
Vehicles, equipment and components 2–5 years
The residual value and useful life of each asset is assessed annually.
Intangible assets
Goodwill
Goodwill is reported at cost less any accumulated impairment. Goodwill is allocated to cash generating units and tested for impairment annually (see accounting principle Impairment of tangible and intangible assets and participations in associated companies). Goodwill arising from the acquisition of associated companies is included in their carrying value.
Research and development
Munksjö has product and process development activities focusing mainly on meeting customer requirements in relation to product properties and adaptations. Activities are divided into a research phase and a development phase. Examples of expenditure included in the research phase are costs related to acquiring new knowledge, and costs relating to the evaluation of and search for alternative paper grades and production processes. Costs for the research phase are expensed immediately in the Consolidated Statement of Comprehensive Income. Where research results or other knowledge are applied to achieve new or improved processes, product development expenditure is recognised as an asset in the Consolidated Statement of Financial Position if the product or process is technically and commercially viable and the company has sufficient resources to complete development and subsequently use or sell the intangible asset. The carrying amount includes costs for materials, direct costs for salaries and other direct costs attributable to the asset. Other development expenses are recognised in the Consolidated Statement of Comprehensive Income as an expense as they arise.
Software
Costs for the development and maintenance of software are expensed as incurred. Costs that are directly linked to the development of identifiable and unique software products controlled by the Group and likely to have economic benefits for more than one year are recognised as intangible assets.
Electricity certificates
Electricity certificates are awarded for production of electricity from renewable resources and are measured at the estimated fair value and recognised as accrued income. Corresponding income is recognised in operating profit/loss as a correction of electricity costs and the certificate is divested in the following month.
Emission rights
Munksjö has been allocated rights for the emission of carbon dioxide within the EU trading scheme. Emission rights are initially recorded at fair value when the Group obtains control and are subsequently measured at cost on a FIFO basis. Emission obligations are measured at the carrying value of the emission rights. If there are insufficient emission rights the obligation is measured at fair value. The Group presents emission rights and obligations on a net basis.
Amortisation of intangible assets
Amortisation is reported over the asset’s estimated useful life.
Goodwill and other intangible assets with an indefinite useful life or that are not yet ready for use are tested for possible impairment annually and as soon as indications arise that the asset in question may have decreased in value. Intangible assets with a definite useful life are amortised from the point at which they are available for use.
The estimated useful lives for capitalised development expenditure and software is 3–7 years. The useful lives of assets are reassessed at least once a year.
Impairment of tangible and intangible assets
The value of tangible and intangible assets with definite useful lives are tested for impairment if there is an indicator that they may have suffered impairment. If a need for impairment testing is indicated, the recoverable amount of the asset is calculated. The recoverable amount for goodwill and other intangible assets with indefinite useful lives and intangible assets that are not yet ready for use is calculated annually.
When independent cash flows cannot be established for an individual asset, and its fair value less selling expenses cannot be used, assets are grouped at the lowest level at which largely independent cash flows can be identified – this is known as a cash generating unit.
Impairment is recognised when an asset’s or cash generating unit’s (Group of units’) carrying value exceeds the recoverable amount. Impairment is recognised as an expense in the Consolidated Statement of Comprehensive Income. Impairment identified for a cash generating unit (Group of units) is applied first to goodwill. After this, a proportional impairment of all other assets included in the unit (Group of units) is implemented.
The recoverable amount is the higher of fair value less selling expenses and value in use. Upon calculating the value in use, future cash flows are discounted at a discount rate that takes into
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account the risk-free interest and the risk associated with the specific asset.
Reversal of impairment
The impairment of assets is reversed if there is an indication that it is no longer necessary, and there has been a change in the assumptions which formed the basis of the calculation of the recoverable amount. However, impairment of goodwill is never reversed. A reversal is only made to the extent that the asset’s carrying value after reversal does not exceed the carrying value that the asset would have had, with a deduction for depreciation, if no impairment had been carried out.
Impairments of investments or loans held to maturity or loan receivables and accounts receivable recognised at amortised cost are reversed if a subsequent increase in the recoverable amount can be objectively attributed to an event that occurred after the impairment was implemented.
Inventories
Inventories are stated at the lower of cost and net realisable value. The cost for inventories is based on the first-in first-out principle (FIFO) and includes expenses arising upon acquisition of the inventories and their transport to their current location and condition. For manufactured goods and work in progress, cost includes a reasonable proportion of indirect expenses based on normal capacity. The net realisable value is the expected sale price less expected selling costs.
Earnings per share
Earnings per share is calculated by dividing the Group profit or loss attributable to ordinary shareholders of the parent company by the weighted average number of ordinary shares outstanding during the period. The dilutive effect of equity settled share based payments is included in the computation of diluted earnings per share.
Employee benefits
Pension commitments
Group companies operate various pension schemes. These schemes are generally funded through payments to insurance companies or trustee administered funds, where the payments are established based on periodic actuarial calculations. The Group has both defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if this legal entity does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.
A defined benefit plan is a pension plan that is not a defined contribution plan. The distinguishing feature of defined benefit plans is that they define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and salary.
The liability recognised in the Consolidated Statement of Financial Position with respect to defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of the plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The current value of the defined benefit obligation is established by discounting estimated future cash flows using market yields on high quality corporate bonds issued in the same currency as the benefits will be paid in and with a term comparable with the pension liability. If there is no active market for such corporate bonds, the market rate for government bonds with a corresponding maturity is used instead.
The obligations for retirement and survivors’ pension for professional employees in Sweden are insured through a policy with Alecta. Sufficient information is not available to use defined benefit accounting for this multi-employer plan therefore it is accounted for as if it is a defined contribution plan.
Actuarial gains and losses resulting from experience adjustments and changes in actuarial assumptions are recognised in other comprehensive income for the year during the period in which they arise.
Past-service costs are recognised immediately in profit/loss for the year, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time. In this case, the past-service costs are amortised on a straight-line basis over the vesting period. For defined contribution pension plans, the Group pays fees to publicly or privately managed pension insurance plans on a compulsory, contractual or voluntary basis. The Group has no other payment obligations once the fees are paid. The fees are reported as personnel costs when they fall due for payment. Prepaid fees are reported as an asset to the extent that cash repayment or reduction of future payments can benefit the Group.
Severance benefits
An expense for remuneration in connection with termination of employment for employees is recognised only if the company is demonstrably obliged in a formal detailed plan to terminate employment ahead of the normal point in time, with no realistic possibility of withdrawal. When remuneration is paid as an incentive for voluntary redundancy, an expense is recognised if it is likely that the offer will be accepted and the number of employees accepting the offer can be reliably estimated.
Share based payments
Employees of the Group receive remuneration in the form of share based payments, whereby employees render services as consideration for equity instruments (equity-settled transactions). The cost of equity settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model described in more detail in note 9. That cost is recognised over the period in which the performance and service conditions are fulfilled in “Personnel costs”, together with a corresponding increase in retained earnings in equity. The cumulative expense recognised for equity settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest, with regard to service and non-market performance conditions (see note 9). The amount recognised in the income statement represents the movement in the cumulative expense recognised at the beginning and end of the period.
The employee related income taxes payable in connection with the share based payments are treated as cash settled transactions measured initially at fair value at the grant date. The fair value is expensed over the vesting period with the recognition of a corresponding liability. The liability is measured to fair value at each reporting date with changes recorded in the income statement. Social security contributions are measured initially at fair value and expensed over the vesting period. The liability is measured to fair value at the each reporting date.
Provisions
A provision differs from other liabilities in that there is a degree of uncertainty regarding the timing of the payment or its size to settle the provision. A provision is recognised in the Consolidated
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Statement of Financial Position when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic resources will be required to settle the obligation and a reliable estimation of the amount can be made.
Provisions are made based on the best estimate of the amount required in order to settle the present obligation on the reporting date.
Guarantees
A provision is made for guarantees when the underlying products or services are sold. The provision is based on historical data regarding guarantees and a total appraisal of conceivable outcomes in relation to the probabilities with which those outcomes are associated.
Restructuring
A provision for restructuring is reported when the Group has adopted a comprehensive and formal restructuring plan, and the restructuring has either been started or announced. No provisions are made for future operating losses.
Contingent liabilities
A contingent liability is recognised when there is a possible obligation arising from past events and the existence of which is substantiated only by one or more uncertain future events, or when there is an obligation which is not recognised as a liability or provision because it is not likely that an outflow of resources will be required.
Note 2 Judgements and estimates
According to corporate management, the following assessments and estimates are critical to the amounts recognised in the accounts, and there is a risk that future events and new information affect the basis for these assessments and estimates:
Goodwill
Every year, Munksjö carries out impairment testing of goodwill. The goodwill is divided among cash-generating units corresponding to the Group’s operating segments.
The value in use of the cash-generating units is calculated based on the existing plans of the Group. The plans are based on market assumptions and comprise expected future cash flows for the existing operations, which are discounted with the relevant weighted average cost of capital (WACC). No impairment has been determined. The Group’s recognised goodwill as of 31 December 2015 amounted to EUR 223.9 million, see note 15.
Tangible and other intangible assets
The Group has tangible and other intangible assets amounting to EUR 476.6 million. The assets are tested for impairment when there is a triggering event. During 2015 certain assets in the Graphic and Packaging Business Area were tested for impairment. The recoverability of these assets is based on market assumptions and managements estimate of future cash flows. Changes in assumptions and failure to meet certain earnings targets could result in impairment.
Environment
Supported by environmental legislation in various countries, the authorities bring up issues regarding soil explorations and potential remediation in case of discontinued operations. The responsibility for any remediation is decided on a case-by-case basis, often aided by reasonability assessments.
The provisions for environmental costs connected to discontinued operations are based on assessments regarding future restoration costs. Changes in assumptions or legislation may result in additional costs.
Pensions
The costs for and values of the pension commitments related to defined benefit pension plans are based on actuarial calculations based on assumptions made regarding discount rates, expected return on plan assets, future salary increases, inflation, and demographic distribution. Changes in these assumptions will result in volatility in the pension obligation.
The net of the Group’s pension commitments and the value of the plan assets amounted to EUR 52.4 million as of 31 December 2015, see note 10.
Taxes
Deferred tax is calculated on temporary differences between the carrying amounts and taxable values of assets and liabilities. Assessments and estimates are made to determine the value of various assets and liabilities and regarding the future taxable profit in case the future recovery of deferred tax assets would depend upon this. As of 31 December deferred tax assets of EUR
51.8 million were recognised, see note 13.
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Note 3 Business combinations
On 28 August 2012 Munksjö Oyj (Munksjö), Ahlstrom Corporation, Munksjö AB and Munksjö Luxembourg Holding S.à r.l. (EQT) entered into a business combination agreement for the purpose of combining the business operations of Ahlstrom Corporation’s Label and Processing business in Europe (LP Europe), Ahlstrom Corporation’s Label and Processing business in Brazil (Coated Specialties) and Munksjö AB into Munksjö (Combination or Combination Agreement).
The combination was completed in two phases. The first phase of the combination, in which LP Europe was combined with Munksjö AB, was registered on 27 May 2013 through the following transactions as set out below:
EQT as a majority owner of Munksjö AB, together with certain minority shareholders of Munksjö AB, contributed all their respective Munksjö AB shares to Munksjö in exchange for newly issued shares of Munksjö (Munksjö AB Acquisition).
Ahlstrom has contributed all the assets and liabilities that belong to LP Europe to Munksjö through a partial demerger, whereby Ahlstrom’s shareholders have received newly issued shares of Munksjö as contribution. The execution of the LP
Europe Demerger has been registered with the Finnish Trade Register on 27 May 2013.
Ahlstrom, EQT III Limited through Munksjö Luxembourg Holding S.à r.l. and certain institutional investors have made an equity investment in Munksjö in the amount of EUR 128.5 million in a directed share issue of Munksjö.
Munksjö’s shares have been listed on the official list of the Helsinki Stock Exchange on 7 June 2013.
The completion of the combination agreement was subject to the receipt of the approval from the European Commission’s competition authority. Ahlstrom Corporation and Munksjö AB provided certain commitments in order to enable the European Commission to declare the Combination compatible with the common market and EEA Agreement. The main commitment was that Ahlstrom’s pre-impregnated decor and abrasive business in Osnabrück, Germany be sold and that the mill be separated to such an extent that Ahlstrom’s remaining business in Osnabrück and the operations to be sold can operate independently of each other. The total estimated costs to complete the separation are expected to be MEUR 14.2 shall be borne by Munksjö and have been recorded in the 2013 and 2014 income statement. The intangible assets and some consignment inventories of the Silco business at Osnabrück have been transferred to Munksjö for a consideration of EUR 1.0 million.
In the second phase, which was completed on 2 December, Coated Specialties was combined into Munksjö through the execution of the Coated Specialties demerger, in which Ahlstrom contributed all the assets and liabilities that belong to Coated Specialties to Munksjö through a partial demerger, whereby Ahlstrom’s shareholders received 12,291,991 newly issued shares of Munksjö as consideration.
Legally through the Munksjö AB acquisition, Munksjö acquired Munksjö AB by issuing new shares for the shares of Munksjö AB through a share exchange. After this share exchange, Munksjö acquired LP Europe by means of the LP Europe Demerger. Munksjö AB was identified as the acquirer for accounting purposes (IFRS acquiring criteria). Accordingly, in Munksjö’s consolidated financial statements, the share exchange between Munksjö and the shareholders of Munksjö AB is accounted for as a reorganisation of Munksjö AB and Munksjö AB’s net assets are recorded at predecessor carrying amounts with the historical comparatives of Munksjö AB presented for all periods. Accordingly, LP Europe, as the other party to the Combination is accounted for using the acquisition method with Munksjö AB as the acquirer for accounting purposes.
Munksjö Oyj as the receiving entity in the demerger issued 11,597,326 new shares to Ahlstrom’s shareholders as demerger consideration. As there was no quoted market price for the shares at the time of the completion of the combination, the fair value was derived through a valuation mechanism agreed by the parties to the combination for their respective businesses. The arm’s length valuation of the combining businesses was determined based on their relative EBITDA contribution as well as EBITDA multiples of relevant peers as adjusted for net debt and pension liabilities. The fair value of the LP Europe business amounted to MEUR 106.
The following table summarizes the consideration transferred for LP Europe, the provisional fair value of assets acquired and liabilities assumed at the acquisition date. Acquisition related costs of EUR 7.5 million have been charged to other external costs in the consolidated income statement for the period ended 31 December 2012, EUR 26.4 million for the period ended 31 December 2013 and EUR 0.7 million for the period ended 31 December 2014. This includes the EUR 14.2 million costs related to Osnabrück commitments described above. MEUR Total consideration transferred 106.0 Provisionally recognised amounts of identifiable assets acquired and liabilities assumed Tangible assets 183.1 Other intangible assets 26.7 Associated companies 12.0 Deferred tax assets 10.8 Inventories 53.9 Accounts receivable 54.2 Other current assets 5.5 Cash and cash equivalents 9.1 Non-current borrowings –2.5 Pensions obligations –11.7 Deferred tax liabilities –42.1 Current borrowings –155.0 Accounts payable –85.3 Accrued expenses and deferred income –12.4 Total identifiable net assets 46.3 Goodwill 59.7 The fair value of trade and other receivables is EUR 65.5 million and includes trade receivables with a fair value of EUR 56.7 million. The gross contractual amount for trade receivables due is EUR 57.5 million of which EUR 0.8 million is expected to be uncollectible. On 2 December 2013 Coated Specialties was combined into Munksjö through the execution of the Coated Specialties demerger, in which Ahlstrom contributed all the assets and liabilities that belong to Coated Specialties to Munksjö through a partial demerger, whereby Ahlstrom’s shareholders received 12,291,991 newly issued shares of Munksjö as consideration. The fair value of the consideration amounted to EUR 66.7 million based on Munksjö’s share price of EUR 5.43 which corresponds to the quoted opening price of Munksjö’s share price as of 2 December 2013 on the Helsinki Stock Exchange. The following table summarizes the preliminary consideration transferred for Coated Specialties, the provisional fair value of assets acquired and liabilities assumed as at 2 December 2013.
78 Munksjö 2015 | Group/notes

Group/notes Cont. note 3 MEUR Preliminary consideration transferred 66.7 Recognised amounts of identifiable assets acquired and liabilities assumed Tangible assets 48.4 Other intangible assets 21.3 Inventories 6.6 Accounts receivable 16.1 Other current assets 6.9 Net deferred tax liabilities –14.8 Provisions –5.5 Accounts payable –13.7 Accrued expenses and deferred income –3.9 Other current liabilities and provisions –6.0 Total identifiable net assets 55.4 Goodwill 11.3 The total goodwill resulting from phase I and phase II of the business combination amounts to EUR 71.0 million and represents the acquired workforce and synergies expected to be realised from combining the operations of Munksjö L.P Europe and Coated Specialities, mainly relating to procurement, production efficiency, economies of scale and improved overall performance and efficiency within the organisation. As part of the synergy plan, Munksjö and Ahlstrom will establish joint sourcing activities. The goodwill is not expected to be deductible for tax purposes. The revenue and operating result included in the consolidated income statement from 27 May 2013 to 31 December 2013 contributed by LP Europe was EUR 257.0 million and EUR –15.3 million respectively. The revenue and operating result included in the consolidated income statement from 2 December to 31 December 2013 contributed by Coated Specialities was EUR 5.9 million and EUR 0.1 million respectively. Had LP Europe and Coated Specialities been consolidated from 1 January 2013, the consolidated income statement for the year ended 31 December 2013 would show pro forma revenue of EUR 1,120.3 million and pro forma operating result of EUR –11.3 million. Note 4 Segment information The Munksjö Group is an international specialty paper company with a unique product offering for a large number of industrial applications and consumer-driven products. Founded in 1862, Munksjö is among the leading producers in the world of high-value added papers within attractive market segments such as decor paper, release liners, electrotechnical paper, abrasive backings and interleaving paper for steel. Given Munksjö’s global presence and way of integrating with its customers’ operations, the company forms a global service organisation with approximately 2,900 employees. Production facilities are located in France, Sweden, Germany, Italy, Spain, Brazil and China.
Munksjö is organised in four business areas and five group functions. The business areas are Decor, Release Liners, Industrial Applications and Graphics and Packaging. The five group functions include Finance, Human Resources and Communications, Strategic Development, Legal and Sales Offices. The Management Team consists of the CEO, functional managers and managers of the various business areas. The members of the Management Team are nominated by the CEO and appointed by the Board of Directors. The CEO assisted by the Management Team is the chief operating decision maker. Management has determined the operating segments based on the information reviewed by the CEO for the purposes of allocating resource and assessing performance.
Inter-segment sales are made at market prices and no individual customer accounts for more than 10 per cent of the company’s income. Business area Decor The products of Decor include decor paper and pharmaceutical leaflet paper. Decor paper is used in furniture, kitchen laminate, flooring and interior/exterior architecture. Pharmaceutical leaflet papers are thin, light-weight papers used by the pharmaceutical and cosmetics industries. Business area Release Liners The products of Release Liners include release papers, coated specialties and pulp. Release papers are used as a carrier of different pressure sensitive adhesives labels and materials, which are mainly used in areas of, inter alia, retail and pricing labelling, for office labelling, and a broad range of self-adhesive tapes and materials for graphic or industrial applications. The business area incorporates specialty pulp and the Brazilian operation, Coated Specialties, which serves the South American market with self-adhesive products and flexible packaging paper. Business area Industrial Applications The products of Industrial Applications include specialty papers for industrial use. Examples are abrasive backings for the production of coated abrasive products to be used to sand or polish materials in many industrial sectors such as automotive, furniture, wood, metal and building/construction industries, electrotechnical paper for insulation of transformers, bushings and cables, Spantex™ used mainly in the furniture industry, thin paper for protection in the stainless steel, aluminium and glass industries and fine art paper used for, inter alia, watercolour painting and digital printing.
Business area Graphics and Packaging
The products of Graphics and Packaging include flexible packaging paper, metallizing base paper and graphics and industrial paper. Flexible packaging paper is used in manufacturing of packaging, mainly in the food industry. Metallizing paper is mainly used in labels for, inter alia, beverages. Graphics and industrial
Munksjö 2015 | Group/notes 79

Group/notes

Cont. note 4

papers refer mainly to uncoated papers for repositionable notes, interleaving paper, envelope windows and other graphic papers.

Other and eliminations
The costs remaining in segment Other include head office costs comprising the following functions, CEO, Group Finance, Treasury, Investor Relations, Strategy, Legal, Communications, Group IT and HR. The head office costs comprise mainly of salaries, rents and professional fees. Segment Other also includes certain other exceptional costs not used in the assessment of business area performance.

MEUR	2015	2014	2013
Head office costs	–12.2	–12.9	–9.4
Hedging	–5.5	–4.2	–0.8
Business combination transaction costs (note 3)	–	–	–13.4
Osnabrück commitments (note 3)	–	–0.7	–13.5
EU commission response	–	–1.4	–
Change in environmental provision	–2.4	–	–
Restructuring and other exceptional costs	–1.0	–0.9	–3.0
	–21.1	**–20.1**	**–40.1**

Financial expenses, financial income, and income tax are dealt with at Group level. Income and expenses that have been reported to corporate management are valued in the same way as in external financial reporting. Assets and liabilities reported to corporate management are valued in the same way as in external financial reporting.

MEUR **2015**	Decor	Release Liners	Industrial Applications	Graphics and Packaging	Other and eliminations	Group
Net sales, external	369.1	428	164.8	173.6	–4.8	1,130.7
Net sales, internal	3.5	9.6	1.8	2.1	–17.0	0.0
Net sales	**372.6**	**437.6**	**166.6**	**175.7**	**–21.8**	**1,130.7**
Operating profit	**34.6**	**8.0**	**19.6**	**–8.4**	**–21.1**	**32.7**
Net financial expense						–4.7
Tax						–5.2
Profit/loss for the year						**22.8**
Other information						
Additions to fixed assets	11.6	13.5	9.1	4.3	2.9	41.4
Depreciation and amortisation	8.0	28.1	7.9	8.2	1.4	53.6
Average number of employees	855	859	574	428	58	2,774

MEUR **2014**	Decor	Release Liners	Industrial Applications	Graphics and Packaging	Other and eliminations	Group
Net sales, external	373.8	437.2	157.0	172.8	–3.5	1,137.3
Net sales, internal	0.9	8.8	2.2	0.0	–11.9	0.0
Net sales	**374.7**	**446.0**	**159.2**	**172.8**	**–15.4**	**1,137.3**
Operating profit	**35.8**	**15.3**	**16.3**	**–1.9**	**–20.1**	**45.4**
Net financial expense						–28.5
Tax						–9.2
Profit/loss for the year						**7.7**
Other information						
Additions to fixed assets	8.1	13.0	7.1	13.7	4.6	46.5
Depreciation and amortisation	9.1	28.2	7.5	6.4	2.8	54.0
Average number of employees	877	845	556	432	55	2,765

80 Munksjö 2015 | Group/notes

Group/notes

Cont. note 4

MEUR 2013	Decor	Release Liners	Industrial Applications	Graphics and Packaging	Other and eliminations	Group
Net sales, external	367.4	241.4	151.7	102.4	0.4	863.3
Net sales, internal	0.8	7.7	6.3	–	–14.8	0.0
Net sales	**368.2**	**249.1**	**158.0**	**102.4**	**–14.4**	**863.3**
Operating profit	**14.5**	**–2.5**	**7.3**	**–12.6**	**–40.1**	**–33.4**
Net financial expense						–22.9
Tax						–1.1
Profit/loss for the year						**–57.4**
Other information						
Additions to fixed assets	4.5	7.5	5.7	1.9	3.0	22.6
Depreciation and amortisation	11.8	15.3	7.5	3.6	1.1	39.3
Average number of employees	888	465	556	262	45	2,216

Net sales per market, MEUR	2015	2014	2013
Germany	192.4	193.5	146.9
Italy	85.4	85.9	65.2
Spain	86.7	87.2	66.2
Poland	72.0	72.4	55.0
Netherlands	55.8	56.1	42.6
France	61.2	61.5	46.7
Rest of EU	164.5	165.5	125.6
Turkey	51.6	51.9	39.4
Rest of Europe	30.5	30.7	23.3
United States of America	58.2	58.5	44.4
Brazil	78.8	79.3	60.2
Rest of Americas	31.2	31.4	23.8
China	47.2	47.5	36.0
Korea	21.1	21.2	16.1
India	20.7	20.8	15.8
Rest of Asia Pacific	52.3	52.6	39.9
Africa and middle east	21.3	21.4	16.3
Group total	**1,130.7**	1,137.3	863.3

Net sales in the table above has been divided based on customers' geographic location.

Operating capital per country, MEUR	2015	2014	2013
Germany	176.1	181.6	188.1
Sweden	140.5	135.4	131.2
France	142.1	133.6	156.8
Italy	96.7	113.4	111.6
Brazil	54.9	71.8	70.0
Spain	39.6	43.6	43.7
Other	2.0	–6.2	–6.6
Group total	**651.9**	**673.2**	**694.8**

Tangible and intangible fixed assets per country, MEUR	2015	2014	2013
Germany	190.5	188.4	190.3
France	128.0	161.1	157.8
Italy	154.8	133.0	137.4
Sweden	138.2	123.4	130.7
Brazil	53.5	76.1	78.6
Spain	33.2	33.7	33.9
Other	2.3	12.6	13.5
Group total	**700.5**	**728.3**	**742.2**

Munksjö 2015 | Group/notes 81

Group/notes

Note 5 Other external costs

Group, MEUR	2015	2014	2013
Delivery costs	-48.1	-47.9	-39.5
Energy costs	-95.2	-104.3	-73.4
Repair, maintenance and development costs	-43.0	-43.6	-33.7
Other production costs	-43.7	-44.2	-32.8
Leasing and rental costs	-8.5	-6.2	-5.8
Other	-45.0	-46.5	-70.3
Other external costs	**-283.5**	**-292.7**	**-255.5**

Non-recurring items included in Other external costs

Group, MEUR	2015	2014	2013
Business combination transaction costs (note 3)	–	–	-13.4
Commitment in relation to Osnabrück (note 3)	–	-0.7	-13.5
Inventory revaluation (note 3)	–	–	-2.4
Cost for achieving the synergy benefits	–	1.0	-11.0
Other restructuring	-4.9	-4.2	–
Environmental provisions	-2.4	–	-6.3
EU Commission	–	-1.4	–
Other costs	–	-0.3	-2.5
	-7.3	**-5.6**	**-49.1**

In 2015 non-recurring items amounted to EUR 7.3 million. Of these costs, EUR 4.9 million were related to the restructuring of the Mathi mill in Italy and other efforts to adjust the cost structure of the group. An additional provision was recorded during 2015 in respect of a change in estimate of a historical environmental liability of EUR 2.4 million.

In 2014 non-recurring items amounted to EUR -5.6 million. Of these costs, EUR 1.4 million were related to the work in connection with the Statement of Objections from the European Commission, EUR 1.0 million to previous business combinations, primarily the commitment to pay costs arising from the divestment of certain businesses in Osnabrück, Germany (in connection with the business combination in 2013) and EUR 3.2 million to costs for other reorganisation activities. Of these costs, EUR 2.7 million were related to the reorganisation of the sales organisation, communicated in the fourth quarter 2014.

In 2013, the non-recurring costs were mainly related to the business combination as described in note 3. The transaction costs are primarily costs for financial and legal advice as well as market studies and similar activities for the assessment of the transaction. Munksjö made a commitment to pay certain costs arising from the divestments of some businesses in Osnabrück, Germany, required by the European Commission as a condition for regulatory approval. Inventory valuation refers to the non-cash revaluation of inventories at the time of acquisition. The costs for achieving the synergy and integration benefit levels are costs for achieving the communicated synergies including the improvement programme for Graphics and Packaging. The environmental provisions in respect of the closed production facilities in Italy and the USA have increased. Other non-recurring items include, among other things, minor restructuring costs deemed to be unrelated to the synergy benefits programme.

Note 6 Remuneration to auditors

The annual general meeting held in 2015 resolved in accordance with the proposal of the Board to elect KPMG Oy Ab as the company's auditor. KPMG Oy Ab has designated Authorized Public Accountant Sixten Nyman as the Responsible Auditor. The AGM further resolved that the auditor's remuneration be paid according to invoicing accepted by the company.

The annual general meeting held in 2014 resolved in accordance with the proposal of the Board to elect KPMG Oy Ab as the company's auditor. KPMG Oy Ab has designated Authorized Public Accountant Sixten Nyman as the Responsible Auditor. The AGM further resolved that the auditor's remuneration be paid according to invoicing accepted by the company. In 2013 the audit of Munksjö Oyj was performed by PwC with Munksjö AB and subsidiaries audited by EY.

MEUR	2015	2014	2013
KPMG			
Audit fees	0.5	0.4	–
Audit-related fees	–	–	–
Tax service fees	–	–	–
Other fees	0.1	0.1	–
Total	**0.6**	**0.5**	**–**
Ernst & Young			
Audit fees	–	–	0.3
Audit-related fees	–	–	0.3
Tax service fees	–	–	0.0
Other fees	–	–	0.0
Total	–	–	**0.6**
PriceWaterhouseCoopers			
Audit fees	–	–	0.4
Audit-related fees	–	–	0.1
Tax service fees	–	–	0.9
Other fees	–	–	1.0
Total	–	–	**2.4**

82 Munksjö 2015 | Group/notes

Group/notes

Note 7 Employees

Average number of employees	2015 Number	2015 Men %	2014 Number	2014 Men %	2013 Number	2013 Men %
France	1,031	84	1,040	85	812	86
Sweden	582	82	563	83	562	83
Germany	435	85	463	84	458	85
Italy	260	82	262	82	170	79
Brazil	252	88	233	89	19	95
Spain	157	91	162	89	162	88
Other	57	55	42	54	33	66
Average number of employees	**2,774**		**2,765**		**2,216**	

Board and key management	2015	2014	Munksjö Oyj 27 May to 31 Dec 2013	Munksjö Oyj 1 Jan to 26 May 2013
Board members	6	7	6	8
Women %	33	29	33	25
Men %	67	71	67	75
CEO and key management	11	10	10	12
Women %	36	20	20	17
Men %	64	80	80	83

	2015			2014			2013		
Personnel costs, MEUR	Board and CEO	Bonus to CEO	Other employees	Board and CEO	Bonus to CEO	Other employees	Board and CEO	Bonus to CEO	Other employees
Board and CEO*	0.9	0.2		0.8	0.1		0.7	0.5	
France			64.3			65.6			48.0
Sweden			29.1			28.6			29.6
Germany			28.3			28.9			27.7
Spain			8.0			8.4			8.7
Italy			13.7			13.3			8.6
Brazil			7.2			8.7			0.3
Other			3.1			2.8			1.8
Salaries and other fees	**0.9**	**0.2**	**153.7**	**0.8**	**0.1**	**156.3**	**0.7**	**0.5**	**124.7**
Total salaries and other fees			154.8			157.2			125.9
Social security fees			41.2			40.0			33.9
Share based incentive plan			0.9			0.6			
Other personnel costs			2.6			2.7			3.8
			199.5			**200.5**			**163.6**
Of which are pension fees for CEO			0.2			0.2			0.2
Of which are pension fees for other employees			10.7			9.9			8.9

* Does not include long term share plan, see note 8.

Note 8 Remuneration of the Board of Directors and key management

Remuneration of the Board of Directors and Board Committees

According to resolutions made at the Annual General Meeting on 15 April 2015, an annual fee of EUR 80,000 will be paid to the Chairman of the Board, and annual fees of EUR 40,000 will be paid to the other Board Members appointed by the Annual General Meeting, who are not employed by the company. The chairman of the audit committee will receive EUR 12,000 and other members will receive EUR 6,000. The chairman of the remuneration committee will receive EUR 6,000 and other members will receive EUR 3,000. The chairman of the Nomination board will receive EUR 6,000 and the ordinary members EUR 3,000.

According to resolutions made at the Annual General Meeting on 2 April 2014, an annual fee of EUR 70,000 will be paid to the

Munksjö 2015 | Group/notes 83

Group/notes

Cont. note 8

Chairman of the Board, and annual fees of EUR 35,000 will be paid to the other Board Members appointed by the Annual General Meeting, who are not employed by the company. The chairman of the audit committee will receive EUR 9,000 and other members will receive EUR 6,000. The chairman of the remuneration committee will receive EUR 6,000 and other members will receive EUR 3,000. The chairman and the members of the Nomination board will not receive any compensation.

According to resolutions made at the extra shareholder meeting of Munksjö Oyj on May 2013, an annual fee of EUR 70,000 will be paid to the Chairman of the Board and annual fees of EUR 35,000 will be paid to the other Board Members appointed by the Annual General Meeting, who are not employed by the company. The chairman of the audit committee will receive EUR 9,000 and other members will receive EUR 6,000. The chairman of the Remuneration committee will receive EUR 6,000 and other members will receive EUR 3,000.

Munksjö Oyj

Annual remuneration for period, KEUR		2015	2014[2]	27 May to 31 Dec 2013[1]
Peter Seligson	Chairman	86	77	46
Fredrik Cappelen		44	39	24
Elisabet Salander Björklund		50	44	26
Sebastian Bondestam		45	41	24
Hannele Jakosuo-Jansson		42	38	22
Alexander Ehrnrooth	Member since 2014	45	31	–
Caspar Callerström	Member since 2014	9	28	4[3]
Jarkko Murtoaro	Resigned 2014	–	–	–[4]
Thomas Ahlström (not a board member)	Chairman of nomination board	4		
Mikko Mursula (not a board member)	Nomination board	2		

[1] Period 27 May to 31 December 2013; In addition the Nomination board have been compensated (full year) by EUR 6,000 for the chairman and EUR 3,000 for the board members. The nomination board members are Caspar Callerström (chairman), Peter Seligson, Fredrik Cappelen, Thomas Ahlström and Timo Ritakallio. Compensation to Peter Seligson, Fredrik Cappelen and Caspar Callerström are included in the figures above.

[2] Period 1 January to 31 March 2014; In addition the Nomination board have been compensated (full year) by EUR 6,000 for the chairman and EUR 3,000 for the board members. The nomination board members are Caspar Callerström (chairman), Peter Seligson, Fredrik Cappelen, Thomas Ahlström and Timo Ritakallio. Compensation (3 months) to Peter Seligson, Fredrik Cappelen and Caspar Callerström are included in the figures above. No compensation to the Nomination board for the period 1 April to 31 December 2014.

[3] This amount is compensation for being the chairman of the Nomination board 27 May to 31 December 2013.

[4] Jarkko Murtoaro has renounced his fee.

As discussed in note 1, although legally Munksjö Oyj acquired Munksjö AB, for accounting purposes in accordance with IFRS Munksjö AB is the acquirer. Therefore the remuneration set out in this note for periods prior to 27 May 2013 reflect the costs of Munksjö AB. The remuneration of the board post 27 May represents the remuneration of the Board of Munksjö Oyj.

Munksjö AB

Annual remuneration for period, KSEK		1 Jan to 26 May 2013
Fredrik Cappelen	Chairman from 2009	78
Ingvar Petersson		46
Richard Chindt		42
Jan Åström	CEO	–
Caspar Callerström		–
Elisabet Salander Björklund		39

Remuneration guidelines

The CEO and other key management will be offered a fixed salary (base salary) and, in some cases, variable remuneration and benefits in kind. The total remuneration shall correspond to market practice, be competitive, and related to the executives responsibilities and authority.

Application of the remuneration guidelines

The CEO's remuneration decides on the remuneration of the CEO based on a proposal by the Remuneration Committee and on the remuneration of the other key management based on a proposal by the CEO, which is reviewed by the Remuneration Committee.

Key management

Key management refers to the CEO, who is also president of the Group, the business areas managers and the managers of various Group functions.

Fixed and variable salary

Salaries and variable remuneration shall be fixed per calendar year. The CEO and other senior executives may be offered variable remuneration. Any variable remuneration shall be limited and in proportion to the fixed salary and be based on the financial objectives of the Group as well as individual targets. The final resolution on the payment of variable remuneration shall be passed by the Board of Directors after the approval of the audited financial statements. Any variable remuneration shall not be pensionable unless otherwise stipulated in any applicable law or in the rules of a general pension plan, e.g. Sweden's ITP occupational pension plan.

Long term incentive plan

The CEO and key management participate in the Group's 2014 long term incentive plan as described in note 9. No awards vested during 2015 and the first settlement will occur in 2017. The cost recognised in the 2015 income statement for the CEO and key management amounted to EUR 0.2 (0.1) million and MEUR 0.5 (0.1) million respectively. There was no new long term incentive plan during 2015.

84 Munksjö 2015 | Group/notes

Group/notes

Cont. note 8

Pensions

Pension arrangements for key management include customary occupational pensions and in some cases individually agreed arrangements, consisting of defined benefit and defined contribution plans. The CEO has an individual pension agreement, stating that the company shall contribute an amount corresponding to 35 per cent of the CEO's annual fixed salary per annum for CEO's pension to an occupational pension insurance designated by the CEO. No early retirement has been agreed on between the company and the CEO. The retirement age for the CEO is 65 years.

Other benefits

To the extent that other benefits are paid, they consist of company cars, housing and health insurances.

Notice and severance pay

The CEO's employment agreement may be terminated by the company with a twelve (12) months' notice and by the CEO with six (6) months' notice. If the company terminates the CEO agreement and the CEO has not taken up other employment by the end of the twelve months' notice period, the CEO is entitled to an additional severance pay of his monthly salary during six months, however not longer than until he has taken up other employment.

Remuneration and benefits of key management, KEUR		Gross salary	Variable remuneration	Other benefits	Pension expenses	Total
Jan Åström as CEO of Munksjö Oyj		561	222	1	182	966
Other senior executives of Munksjö Oyj		1,778	567	64	450	2,859
Total 2015		**2,339**	**789**	**65**	**632**	**3,825**
Jan Åström as CEO of Munksjö Oyj		537	94	1	200	832
Other senior executives of Munksjö Oyj		1,979	276	65	467	2,787
Total 2014		**2,516**	**370**	**66**	**667**	**3,619**
Jan Åström as CEO of Munksjö Oyj	27 May to 31 Dec 2013	339	96	1	99	535
Jan Åström as CEO of Munksjö AB	1 Jan to 26 May 2013	205	416	1	65	687
Other senior executives of Munksjö Oyj	27 May to 31 Dec 2013	1,029	485	84	268	1,866
Other senior executives of Munksjö AB	1 Jan to 26 May 2013	794	880	63	203	1,940
Total 2013		**2,367**	**1,877**	**149**	**635**	**5,028**

Note 9 Share based payments

Munksjö's Board of Directors on 28 May 2014 approved a long-term share-based incentive programme for Munksjö's senior executives and other key personnel, approximately 35 persons. The objective of this plan is to align the company's financial goals with the objectives of its shareholders and management by an incentive plan based on share ownership in the company. Participants are awarded Matching and Performance Shares, based on an initial investment of saving shares. The Matching and Performance Shares will vest conditional on performance criteria as specified below, holding of investment shares and continued employment of the participant. The vesting date for the 2014 plan is 31 December 2016 which is a 3 year vesting period.

- A-Rights: 1 matching share per saving share with no performance criteria.
- B-Rights: where 1 share will be granted at EUR 200 million dividend capacity, 2 shares will be granted at EUR 225 million dividend capacity and 3 shares will be granted at EUR 250 million dividend capacity. Linear allotment between the levels. Vesting is also conditional on positive absolute TSR for the Company during the vesting period.
- C-Rights: relative TSR, 1 share if TSR is equal or better than an index for the peer group. 2 shares if the TSR is 10 percentage units better than an index for the peer group. Vesting is also conditional on positive absolute TSR for the company during the vesting period.

The absolute TSR condition and relative TSR condition is recognised as a market condition according to IFRS 2 while the dividend capacity condition is recognised as non-market condition. Due to uncertainty whether, and how many of, the Matching and Performance Shares is expected to vest, a Monte Carlo simulation model is used to value the related instruments. For the instruments where vesting is conditional on a market condition the Monte Carlo simulation model is applied to calculate the fair value excluding the present value of future dividends. For the other instruments, the share price excluding the present value of future dividends is the fair value.

The total number of potential shares granted amounted to 417,474 of which 15,245 were forfeited during 2014 and a further 27,424 during 2015. An additional 52,301 shares were granted during 2015 leaving a closing balance of 427,106 (402,229). The weighted average fair value of instruments granted was EUR 5.03 and the intrinsic value of instruments expected to vest amounted to EUR 2,448,738 (2,999,977). The total cost recognised in the income statement in 2015 amounted to EUR 0.9 (0.6)million. At 31 December 2015, the cash settled liability amounted to EUR 0.6 (0.4) million and the amount recognised in equity amounted to EUR 0.3 (0.2) million.

Munksjö 2015 | Group/notes 85

Group/notes

Note 10 Provisions for pensions and similar obligations

Munksjö has defined benefit pension plans for salaried employees in various countries. The net pension liabilitiy in Sweden, Germany, France, Italy and the US amounted to EUR 12.3, 16.8, 14.9, 6.2 and 2.2 million respectively. The most significant defined benefit plans are based on length of service and the remuneration paid to the employees at or close to their retirement. The calculations are made according to the projected unit credit method with the assumptions set out below. These plans are mainly unfunded except for the US, France and Germany which are partially funded. Munksjö also has defined contribution pension plans.

A certain part of the pension obligations for salaried employees in Sweden are insured through Alecta. For the majority of the earned pension benefits, Alecta has no information in terms of the distribution of the earned benefits according to an individual's various employers. All of the earned benefits are, instead, registered with the final employer. Consequently, Alecta lacks the possibility of establishing an exact distribution of assets and provisions to the respective employers, and it is therefore recognised as a defined contribution plan. This year's pension plan contributions amounted to EUR 0.5 (0.5, 0.5) million. The collective funding ratio, amounted to 148% (144%, 148%). The collective funding ratio is the market value of the manager's assets as a percentage of insurance commitments.

The plan assets in the US, France and Germany amounted to EUR 6.2, 8.1 and 0.2 million respectively. The funding policy is to pay the minimum contribution required under law. In the US, the minimum required contribution is expected to fully fund the liability over a seven year period. The plan seeks a return on investment consistent with levels of investment risk that are prudent and reasonable given medium- to long-term capital market conditions and the investment objectives of the Plan. The US assets are invested in equity and debt instruments amounting to EUR 3.8 million and EUR 2.4 million respectively.

The French plans assets comprise of funds managed by external insurance companies where the asset allocation is mainly in low risk bonds. In Germany the plan assets comprise of cash held in escrow.

The tables below show a breakdown of pension costs (net) as recognised in the consolidated statement of comprehensive income, the difference between the commitments and the plan assets and the amounts recognised in the Statement of comprehensive income for each plan:

The amounts recognised in the balance sheet

Assets/liabilities for pension plans:

MEUR	2015	2014	2013
Present value of unfunded defined benefit obligations	37.0	36.0	33.0
Present value of funded or partially funded defined benefit obligations	29.9	32.1	28.9
Fair value of plan assets	-14.5	-17.1	-16.0
Pension liabilities for the period	**52.4**	**51.0**	**45.9**

Amounts recognised in the consolidated statement of comprehensive income:

MEUR	2015	2014	2013
Service costs for the period	2.6	1.8	2.7
Interest expense and income	1.1	1.4	1.5
Pension costs recognised in net profit/(loss) for the period	**3.7**	**3.2**	**4.2**
Actuarial gains (-) and losses (+) recognised in other comprehensive income	-1.0	6.3	-1.8
Total pension costs recognised in total comprehensive income	**2.7**	**9.5**	**2.4**

Changes to defined benefit obligations:

MEUR	2015	2014	2013
At 1 January	68.1	61.9	42.5
Interest costs	1.5	1.9	1.9
Current year service costs	2.6	1.8	2.7
Benefits paid	-5.9	-4.3	-3.6
Business combinations	0.0	0.0	20.5
Settlements	0.0	0.0	-0.3
Reclassification from other liabilities	1.2	–	–
Actuarial gains and losses for obligations	-1.5	6.3	-1.3
Exchange rate translation	0.9	0.5	-0.5
At 31 December	**66.9**	**68.1**	**61.9**

The fair value of plan assets:

MEUR	2015	2014	2013
At 1 January	17.1	16.0	6.8
Interest income	0.4	0.5	0.4
Employer contributions	–	1.0	0.6
Business combinations	–	0.0	9.2
Benefits paid	-3.4	-1.4	-1.2
Actuarial gains and losses	-0.5	0.0	0.5
Exchange rate translation	0.9	1.0	-0.3
At 31 December	**14.5**	**17.1**	**16.0**

86 Munksjö 2015 | Group/notes

Group/notes

Cont. note 10

The major categories of plan assets:

MEUR	2015	2014	2013
Shares	3.8	4.4	3.7
Bonds	2.5	3.6	2.7
Endowment insurance	8.0	8.8	9.3
Cash in escrow	0.2	0.3	0.3
Total	**14.5**	**17.1**	**16.0**

Key actuarial assumptions used to calculate the defined-benefit plan obligations:

Discount rate, %	2015	2014	2013
Sweden	3.00	2.75	3.75
Germany	2.00	1.70 to 1.90	3.00 to 3.20
France	2.00	1.75 to 2.00	3.00 to 3.30
Italy	1.95	1.90	3.25
US	4.25	4.00	4.50

Expected future salary increases, %	2015	2014	2013
Sweden	3.00	3.00	3.00
Germany	2.50	2.50	2.50
France	1.30	2.50 to 3.00	3.00 to 3.50
Italy	n/a	n/a	n/a
US	n/a	n/a	n/a

Expected future pension increases, %	2015	2014	2013
Sweden	1.50	1.50	2.00
Germany	2.00	1.75	2.00
France	0.90	2.00	2.00
Italy	1.75	2.00	2.00
US	n/a	n/a	n/a

Sensitivity analysis on pension obligation	Change in assumption, %	Increase in assumption, MEUR	Decrease in assumption, MEUR
Discount rate	0.5	-3.0	3.3
Salary growth rate	0.5	1.3	-1.1
Pension growth rate	0.5	1.4	-1.3
	Year	MEUR	MEUR
Life expectancy	1	1.1	-1.1

Note 11 Depreciation and amortisation

MEUR	2015	2014	2013
Machinery and equipment	-43.4	-42.3	-30.3
Industrial buildings	-5.5	-6.3	-5.8
Other intangible fixed assets	-4.7	-5.4	-3.2
Total depreciation and amortisation	**-53.6**	**-54.0**	**-39.3**

Note 12 Net financial items

MEUR	2015	2014	2013
Interest income from loans and receivables	0.5	0.3	0.3
Exchange rate gains[2]	10.0	6.1	0.7
Financial income	**10.5**	**6.4**	**1.0**
Interest expense from borrowings	-9.7	-14.0	-12.5
Realised interest rate swaps[1]	-0.7	-0.3	-0.2
Unwinding of discount on provisions	-2.2	-2.5	-1.6
Amortisation of capitalised bank fees	-0.7	-9.0	-4.0
Exchange rate losses[2]	-0.5	-7.0	-4.4
Other financial costs	-1.4	-2.1	-1.2
Financial costs	**-15.2**	**-34.9**	**-23.9**
Net financial expense	**-4.7**	**-28.5**	**-22.9**

[1] The income statement effect of other derivatives such as currency, pulp, electricity are recorded in operating profit (see note 27)

[2] The foreign exchange gains and losses relate to interest bearning assets and liabilities. Exchange gains and losses on operating items are recorded in operating profit

Munksjö 2015 | Group/notes 87

Group/notes

Note 13 Taxes

MEUR	2015	2014	2013
Profit/loss before taxes	**28.0**	**16.9**	**-56.3**
Current tax income/expense			
Current tax on profits for the year	-4.6	-12.0	-10.0
Adjustments in respect of prior years	-0.2	-1.0	-2.3
	-4.8	**-13.0**	**-12.3**
Deferred tax:			
Relating to recognition and use of tax loss carry forwards	-3.1	-0.7	6.3
Relating to recognition and reversal of temporary differences	2.7	4.5	4.9
	-0.4	**3.8**	**11.2**
Total tax expense	**-5.2**	**-9.2**	**-1.1**

Reconciliation of effective tax rate

MEUR	2015	2014	2013
Profit/loss before taxes	**28.0**	**16.9**	**-56.3**
Finnish income tax	-5.6	-3.4	13.8
Effect of other tax rates for foreign subsidiaries	-0.6	-2.5	-4.5
Effect of change in deferred tax rate[1]	–	–	–
Taxes from prior years	0.8	1.0	2.3
Reversal of valuation allowance on deferred tax asset on losses	1.9	–	–
Tax losses carry forward not capitalised	–	-3.9	-3.8
Non-deductible expenses and tax exempt income	-1.7	-0.4	-8.9
Tax in consolidated statement of comprehensive income	**-5.2**	**-9.2**	**-1.1**

[1] The change in the Finnish tax rate from 24.5% to 20% from 1 January 2014 had an immaterial impact.

Change in deferred tax on temporary differences and loss carry forwards, MEUR	Opening balance 2015	Translation Difference	Business combination	Recognised in profit/loss	Recognised in other comprehensive income	Closing balance 2015
Receivables	-0.2	–	–	–	–	-0.2
Loss carry forwards	-36.5	-0.3	3.5	2.2	–	-31.1
Untaxed reserves	14.8	0.3	–	-2.3	–	12.8
Tangible asset	30.8	-3.2	-3.5	8.5	–	32.6
Other	15.6	-0.4	–	-8.0	1.0	8.2
Net deferred tax liability	**24.5**	**-3.6**	**0.0**	**0.4**	**1.0**	**22.3**
Liabilities						74.1
Assets						-51.8
						22.3

Change in deferred tax on temporary differences and loss carry forwards, MEUR	Opening balance 2014	Translation Difference	Business combination	Recognised in profit/loss	Recognised in other comprehensive income	Closing balance 2014
Receivables	-0.2	0.0	–	–	–	-0.2
Loss carry forwards	-38.3	1.1	–	0.7	–	-36.5
Untaxed reserves	16.3	-0.9	–	-0.6	–	14.8
Tangible asset	34.0	0.0	–	-3.2	–	30.8
Other	18.6	-0.2	–	-0.7	-2.1	15.6
Net deferred tax liability	**30.4**	**0.0**	**0.0**	**-3.8**	**-2.1**	**24.5**
Liabilities						84.7
Assets						-60.2
						24.5

MEUR	Opening balance 2013	Translation Difference	Business combination	Recognised in profit/loss	Recognised in other comprehensive income	Closing balance 2013
Receivables	-0.1	0.0	–	-0.1	–	-0.2
Loss carry forwards	-27.6	0.6	-5.0	-6.3	–	-38.3
Untaxed reserves	10.1	-0.3	7.1	-0.6	–	16.3
Tangible asset	20.8	-0.2	15.2	-1.8	–	34.0
Other	-3.4	-0.1	24.7	-2.4	-0.2	18.6
Net deferred tax liability	**-0.2**	**0.0**	**42.0**	**-11.2**	**-0.2**	**30.4**
Liabilities						85.0
Assets						-54.6
						30.4

88 Munksjö 2015 | Group/notes

Group/notes

Cont. note 13

During 2013, the German tax authorities initiated a tax audit of Munksjö Germany Holding GmbH covering the years 2005 to 2010. The authorities identified a number of potential issues and in 2013 the Group paid EUR 2 million to the authorities and a further EUR 5 million had been provided at 31 December. During 2014 the Group reached a settlement and an amount of EUR 5.1 million was paid resulting in a further tax cost of EUR 0.1 million.

The Group has total loss carry forwards of EUR 120.7 (149.2, 163.4) million, which are available for offsetting against future taxable profits in the companies that incurred the losses. The related deferred tax asset amounted to EUR 31.1 (36.5, 38.3) million. All loss carry forwards have a perpetual term apart from in Spain, where the limit is between 8 and 10 years. In Spain the loss carry forward amounts to EUR 16.6 (22.1, 26.8) million.

Note 14 Earnings per share

The basic earnings per share are calculated by dividing the profit/loss attributable to the shareholders of the parent company by the weighted average number of outstanding shares during the period. The diluted earnings per share is calculated by dividing the profit/loss attributable to the shareholders of the parent company by the weighted average number of outstanding shares during the period plus the average number of shares that would be issued as an effect of ongoing share based incentive plans. During 2014, the group introduced a share based incentive plan described in more detail in note 9.

The table below shows the values used in calculating earnings per share.

	2015	2014	2013
Earnings attributable to the parent company's shareholders, MEUR	22.4	7.0	–57.7
Weighted average number of shares before dilution	50,818,260	51,061,581	29,228,454
Dilution effect from share based incentive plan	100,051	29,832	–
Weighted average number of shares after dilution	50,918,311	51,091,413	29,228,454
Basic earnings per share, EUR	**0.44**	**0.14**	**–1.97**
Diluted earnings per share, EUR	**0.44**	**0.14**	**–1.97**

Note 15 Intangible assets

2015, MEUR	Total	Goodwill	Customer relationships	Patents and trademarks	Software	Other
Accumulated acquisition value						
Opening	297.6	226.7	34.2	5.3	7.1	24.3
Additions	0.5	–	–	0.4	–	0.1
Reclassification	0.2	–	–	–	0.2	–
Exchange differences	–7.4	–2.8	–2.4	–	0.1	–2.3
Closing	**290.9**	**223.9**	**31.8**	**5.7**	**7.4**	**22.1**
Accumulated amortisation						
Opening	15.7	0.0	3.6	4.2	3.4	4.5
Amortisation	4.7	–	2.5	0.3	0.9	1.0
Exchange differences	0.0	–	–0.4	–	–	0.4
Closing	**20.4**	**0.0**	**5.7**	**4.5**	**4.3**	**5.9**
Net book value at year end	**270.5**	**223.9**	**26.1**	**1.2**	**3.1**	**16.2**

Munksjö 2015 | Group/notes 89

Group/notes

Cont. note 15

2014, MEUR	Total	Goodwill	Customer relationships	Patents and trademarks	Software	Other
Accumulated acquisition value						
Opening	293.3	226.6	34.1	5.1	3.8	23.7
Additions	2.0	–	–	0.2	1.8	–
Reclassification	1.8	–	–	–	1.8	–
Exchange differences	0.5	0.1	0.1	–	–0.3	0.6
Closing	**297.6**	**226.7**	**34.2**	**5.3**	**7.1**	**24.3**
Accumulated amortisation						
Opening	10.3	0.0	1.0	3.9	2.6	2.8
Amortisation	5.4	–	2.6	0.3	0.7	1.8
Exchange differences	0.0	–	–	–	0.1	–0.1
Closing	**15.7**	**0.0**	**3.6**	**4.2**	**3.4**	**4.5**
Net book value at year end	**281.9**	**226.7**	**30.6**	**1.1**	**3.7**	**19.8**

2013, MEUR	Total	Goodwill	Customer relationships	Patents and trademarks	Software	Other
Accumulated acquisition value						
Opening	170.6	155.8	–	5.0	3.2	6.6
Business combinations	122.3	71.0	34.7	–	–	16.6
Additions	1.6	–	–	0.1	0.1	1.4
Reclassification	0.5	–	–	–	0.5	–
Exchange differences	–1.7	–0.2	–0.6	–	–	–0.9
Closing	**293.3**	**226.6**	**34.1**	**5.1**	**3.8**	**23.7**
Accumulated amortisation						
Opening	4.1	–	–	1.5	2.4	0.2
Business combinations	3.2	–	1.0	–	–	2.2
Amortisation	3.2	–	–	2.4	0.3	0.5
Exchange differences	–0.2	–	–	–	–0.1	–0.1
Closing	**10.3**	**0.0**	**1.0**	**3.9**	**2.6**	**2.8**
Net book value at year end	**283.0**	**226.6**	**33.1**	**1.2**	**1.2**	**20.9**

Goodwill is tested annually for impairment. Goodwill is monitored by management at business area level and this is the level at which goodwill has been tested for impairment. Impairment losses are recognised if the carrying value exceeds the value in use. The value in use is the present value of the estimated future cash flows. The cash flows are based on financial plans that normally cover a period of five years. The financial plans have been prepared by the corporate management and approved by the Board of Directors. Cash flows beyond this five-year period have been extrapolated using an estimated sales growth rate of 2% (2%, 2%) which reflects the estimated long term inflation rate.

The calculation of the value in use is based on assessments and estimates. The most significant estimates concern sales development, current market prices, current cost levels with supplements for changes in real price and cost inflation, estimates regarding the development of the operating margin and the current weighted average cost of capital (WACC) used to discount future cash flows. The volume estimates generally adhere to an average growth of 1–2%. For the calculation of present value of expected future cash flows, a pre-tax discount rate of 9% (9%, 10%) has been used for all cash-generating units. The WACC takes into account both debt and equity. The cost of equity is derived from the expected return on investment by the Group's potential investors. The cost of debt is based on the interest bearing borrowings the group is obliged to service. The beta factors are evaluated annually based on publicly available market data. All cash-generating units were tested for impairment in the fourth quarter. According to the result of the impairment testing of goodwill, there is no impairment.

Allocation of goodwill by business area, MEUR	2015	2014	2013
Decor	142.1	141.8	141.8
Release Liners	68.0	71.1	71.0
Industrial Applications	13.8	13.8	13.8
Group total	**223.9**	**226.7**	**226.6**

The recoverable amount of the Decor business area exceeded the carrying value of EUR 207 million. A sensitivity analysis shows that if the pre-tax discount rate increased from the testing rate to 12% or if the EBITDA margin in the terminal year was below approximately 6.6% impairment would be triggered.

The recoverable amount of the Release Liners business area exceeded the carrying value of EUR 82 million. A sensitivity analysis shows that if the pre tax discount rate increased from the testing rate to 8.7% or if the EBITDA margin in the terminal year was below 7.2% impairment would be triggered.

The testing in Industrial Applications business area is not sensitive to changes in EBITDA margin or discount rate as the headroom between asset carrying value and value in use is very large.

90 Munksjö 2015 | Group/notes

Group/notes

Note 16 Tangible assets

2015, MEUR	Total	Machinery & Equipment	Buildings	Land and land improvements	Construction in progress
Accumulated acquisition value					
Opening	1,172.2	943.0	164.9	44.7	19.6
Additions	40.9	17.2	0.7	–	23.0
Disposals	-13.5	-13.4	-0.1	–	–
Reclassifications	-0.2	21.0	5.6	-4.1	-22.7
Exchange differences	-8.2	-8.0	-0.8	0.6	–
Closing	**1,191.2**	**959.8**	**170.3**	**41.2**	**19.9**
Accumulated depreciation according to plan					
Opening	725.8	612.5	104.7	8.3	0.3
Depreciation	48.9	43.4	5.5	–	–
Disposals	-13.5	-13.4	-0.1	–	–
Exchange differences	0.0	0.2	–	-0.2	–
Closing	**761.2**	**642.7**	**110.1**	**8.1**	**0.3**
Net book value	**430.0**	**317.1**	**60.2**	**33.1**	**19.6**

Additions for January–December 2015 were mainly related to investments for maintenance. Tangible assets are tested for impairment when there is a triggering event. During 2015 certain assets in the Graphic and Packaging Business Area were tested for impairment. The recoverability of these assets is based on market assumptions and managements estimate of future cash flows. No impairment has been recorded however the testing is sensitive to changes in EBITDA margin and discount rate as the difference between asset carrying values and recoverable amount is low.

2014, MEUR	Total	Machinery & Equipment	Buildings	Land and land improvements	Construction in progress
Accumulated acquisition value					
Opening	1,147.4	929.7	160.0	45.9	11.8
Additions	44.5	15.2	0.9	0.1	28.3
Disposals	-4.3	-4.1	–	–	-0.2
Reclassifications	-1.8	16.5	1.6	0.4	-20.3
Exchange differences	-13.6	-14.3	2.4	-1.7	0.0
Closing	**1,172.2**	**943.0**	**164.9**	**44.7**	**19.6**
Accumulated depreciation according to plan					
Opening	688.2	581.0	98.6	8.6	0.0
Depreciation	48.6	42.3	5.9	0.0	0.4
Disposals	-4.1	-3.9	-0.1	0.1	-0.2
Exchange differences	-6.9	-6.9	0.3	-0.4	0.1
Closing	**725.8**	**612.5**	**104.7**	**8.3**	**0.3**
Net book value	**446.4**	**330.5**	**60.2**	**36.4**	**19.3**

The largest investment in 2014 was the installation and start-up of two film presses within Graphics and Packaging's two production facilities in France. The purpose of the investment is to ensure the technical conditions for the development of the business area's product line, and strengthen the competitiveness in accordance with the program aiming at a substantial improvement in the business area's financial result. The other investments in January–December 2014 were mainly related to smaller investments for maintenance, for instance in connection with the maintenance shutdown at the Aspa facility in the second quarter of 2014. The comparative figure only includes investments for the acquired operations from 27 May 2013 onwards.

Munksjö 2015 | Group/notes 91

Group/notes

Cont. note 16

2013, MEUR	Total	Machinery & Equipment	Buildings	Land and land improvements	Construction in progress
Accumulated acquisition value					
Opening	716.2	561.5	105.3	39.1	10.3
Business combinations	418.4	352.9	51.1	7.7	6.7
Additions	21.5	6.4	0.5	0.0	14.6
Disposals	–1.2	–1.1	–0.1	0.0	0.0
Reclassifications	–0.5	18.2	0.8	0.0	–19.5
Exchange differences	–7.0	–8.2	2.4	–0.9	–0.3
Closing	**1,147.4**	**929.7**	**160.0**	**45.9**	**11.8**
Accumulated depreciation according to plan					
Opening	479.8	401.0	70.9	7.9	0.0
Business combinations	174.0	153.2	20.8	0.0	0.0
Depreciation	36.1	30.3	5.0	0.8	0.0
Disposals	–1.1	–1.0	–0.1	0.0	0.0
Exchange differences	–0.6	–2.5	2.0	–0.1	0.0
Closing	**688.2**	**581.0**	**98.6**	**8.6**	**0.0**
Net book value	**459.2**	**348.7**	**61.4**	**37.3**	**11.8**

Additions for January–December 2013 were mainly related to smaller investments for maintenance. The largest investment project during the year has been a wet pulp loading station in the production facility in Aspa to receive pulp from the production facility in Billingsfors leading to better capacity utilisation in Billingsfors, and lower production cost per tonne. The construction commenced at the end of 2012 and was completed in May 2013.

Note 17 Associated companies

Associated companies	Corporate ID	Registered Office	Country	Share of equity %	Share of votes %
Sydved AB – associated company	556171-0814	Jönköping	Sweden	33	33

MEUR	2015	2014	2013
Book value at the beginning of the year	2.2	2.4	2.2
Share of earnings for the year	0.0	0.0	0.3
Exchange differences	0.1	–0.2	–0.1
Book value at the end of year	**2.3**	**2.2**	**2.4**

The carrying value of the associated company Sydved AB has no goodwill included. The Group's liabilities to Sydved amounted to EUR 8.0 (8.3, 8.4) million.

Share of Sydved AB's assets, equity, net sales and profit before tax, MEUR	2015	2014	2013
Assets	16.8	12.8	12.4
Equity	2.2	2.2	2.3
Net sales	90.9	97.0	99.0
Profit before tax	0.0	0.0	0.3

Sydved AB has no contingent liabilities.

92 Munksjö 2015 | Group/notes

Group/notes

Note 18 Joint operations

In connection with the business combination described in note 3, certain assets in Turin are shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. The shared assets have been transferred to AM Real Estate S.r.l which is owned 50:50 by Munksjö Oyj and an Ahlstrom Group company. The Group's had no liabilities or receivables in respect of AM Real Estate S.r.l with the exception of a loan payable of EUR 1.8 (1.8, 1.2) million.

Joint Operation	Corporate ID	Registered Office	Country	Share of equity %	Share of votes %
AM Real Estate S.r.l.	10948970016	Turin	Italy	50	50

Share of AM Real Estate S.r.l's assets, equity, net sales and profit before tax, MEUR	2015	2014	2013
Assets	12.4	12.4	13.4
Equity	12.3	12.1	12.2
Net sales	1.6	1.4	0.0
Profit before tax	0.3	0.0	0.0

AM Real Estate S.r.l. has no contingent liabilities.

Note 19 Inventories

MEUR	2015	2014	2013
Materials and supplies	21.0	21.8	17.9
Work in progress	9.8	7.0	7.0
Finished products	93.3	93.4	91.5
Consumables and spare parts	31.3	30.0	30.2
Total inventories	**155.4**	**152.2**	**146.6**

Operating costs include impairment losses of inventories amounting to EUR 0.9 (0.5, 0.6) million.

Note 20 Other current assets

MEUR	2015	2014	2013
Value added tax	13.9	9.2	7.1
Escrow cash account	1.5	1.3	1.2
Prepaid expenses	7.4	8.7	8.2
Fair value of unrealised hedges (note 27)	1.2	0.1	0.9
Other	14.2	12.5	9.9
Total	**38.3**	**31.8**	**27.3**

Note 21 Cash and cash equivalents

Cash and cash equivalents are made up of the following items in the Group's cash flow analysis:

MEUR	2015	2014	2013
Cash in banks	105.1	84.1	83.1
	105.1	**84.1**	**83.1**

Bank deposits earn variable interest based on the bank's daily deposit rate. The fair value for cash and cash equivalents is EUR 105.1 (84.1, 83.1) million.

	2015	2014	2013
The total credit limit for the Munksjö Group amounts to:	390.3	345.0	355.0
Of which, the following was utilised at the closing date:	321.0	295.0	305.0

Note 22 Equity

Please refer to parent entity financial statements for details on share capital and reserve for invested unrestricted equity.

Other contributed capital
Refers to equity contributed by the shareholders.

Reserves
Translation reserve
The translation reserve includes all exchange rate differences arising in the conversion of financial reports of foreign businesses, which prepared their financial reports in a currency other than the Group's functional currency.

Hedge reserve
The hedge reserve comprises the effective portion of the cumulative net change in the fair value of a cash-flow-hedging instruments related to hedged transactions that have not yet occurred.

Munksjö 2015 | Group/notes 93

Group/notes

Note 23 Financial assets and liabilities summary

2015 MEUR	Derivatives used in hedge accounting	Financial assets at fair value through profit and loss	Loans and receivables	Financial liabilities at amortised cost	Carrying value	Fair value
Accounts receivable	–	–	111.1	–	111.1	111.1
Currency derivative asset (Other current assets)	1.2	–	–	–	1.2	1.2
Escrow cash account (Other current assets)	–	–	1.5	–	1.5	1.5
Cash and cash equivalents	–	–	105.1	–	105.1	105.1
Total	**1.2**	**0.0**	**217.7**	**0.0**	**218.9**	**218.9**
Interest-bearing liabilities**	–	–	–	334.3	334.3	334.3
Interest rate swaps	1.8	–	–	–	1.8	1.8
Accounts payable*	–	–	–	183.0	183.0	183.0
Pulp derivative liability (accrued expenses)	–	–	–	–	0.0	0.0
Electricity derivative liability (accrued expenses)	0.7	–	–	–	0.7	0.7
Currency derivative liability (accrued expenses)	–	–	–	–	0.0	0.0
Total	**2.5**	**0.0**	**0.0**	**517.3**	**519.8**	**519.8**

2014 MEUR	Derivatives used in hedge accounting	Financial assets at fair value through profit and loss	Loans and receivables	Financial liabilities at amortised cost	Carrying value	Fair value
Accounts receivable	–	–	114.6	–	114.6	114.6
Currency derivative asset (Other current assets)	0.1	–	–	–	0.1	0.1
Escrow cash account (Other current assets)	–	–	1.3	–	1.3	1.3
Cash and cash equivalents	–	–	84.1	–	84.1	84.1
Total	**0.1**	**0.0**	**200.0**	**0.0**	**200.1**	**200.1**
Interest-bearing liabilities**	–	–	–	312.1	312.1	312.1
Interest rate swaps	1.2	–	–	–	1.2	1.2
Accounts payable*	–	–	–	172.6	172.6	172.6
Pulp derivative liability (accrued expenses)	–	–	–	–	0.0	0.0
Electricity derivative liability (accrued expenses)	0.2	–	–	–	0.2	0.2
Currency derivative liability (accrued expenses)	3.0	–	–	–	3.0	3.0
Total	**4.4**	**0.0**	**0.0**	**484.7**	**489.1**	**489.1**

2013 MEUR	Derivatives used in hedge accounting	Financial assets at fair value through profit and loss	Loans and receivables	Financial liabilities at amortised cost	Carrying value	Fair value
Accounts receivable	–	–	128.7	–	128.7	128.7
Currency derivative asset (Other current assets)	0.9	–	–	–	0.9	0.9
Escrow cash account (Other current assets)	–	–	1.2	–	1.2	1.2
Cash and cash equivalents	–	–	83.1	–	83.1	83.1
Total	**0.9**	**0.0**	**213.0**	**0.0**	**213.9**	**213.9**
Interest-bearing liabilities**	–	–	–	315.6	315.6	315.6
Interest rate swap	0.2	–	–	–	0.2	0.2
Accounts payable*	–	–	–	175.8	175.8	175.8
Pulp derivative liability (accrued expenses)	0.7	–	–	–	0.7	0.7
Electricity derivative liability (accrued expenses)	0.5	–	–	–	0.5	0.5
Currency derivative liability (accrued expenses)	1.0	–	–	–	1.0	1.0
Total	**2.4**	**0.0**	**0.0**	**491.4**	**493.8**	**493.8**

* Includes amount owed to associated companies

** The fair value of borrowings is a level 2 valuation and does not differ significantly from the carrying value

94 Munksjö 2015 | Group/notes

Group/notes

Note 24 Borrowings

In December 2015, Munksjö Oyj entered into a new SEK 570 million term loan agreement with a maturity of 5 years. The new loan will increase operating flexibility and adjust the debt portfolio to the Group's operating structure. In September 2014 Munksjö entered into a EUR 345 million term loan and revolving credit facilities agreement with a maturity of five years. The facilities consist of EUR 275 million term loan facilities and EUR 70 million revolving credit facility. At 31 December 2015, EUR 321 million of the total facilities of EUR 390 million had been utilised. EUR 80 million of the term loan facility has bi-annual repayments of EUR 8 million commencing March 2015 and finishing September 2019. EUR 195 million is repayable in September 2019 and EUR 62 million in January 2021. The interest payable under the facilities agreement depends on the ratio of consolidated senior net debt to consolidated EBITDA. At leverage levels and financial ratios at the time of the signing, the annual saving amounted to 150 basis points on the drawn amounts, corresponding to approximately EUR 5 million of reduced financial expenses on an annual basis. The financing replaced the company's previous EUR 365 million financing agreement signed in May 2013. At the end of the fourth quarter of 2015, the weighted average interest rate was approximately 2.7% (2.7%, 4.2%).

Interest-bearing net debt amounted to EUR 227.4 million at 31 December 2015 (225.6, 229.3), resulting in a gearing of 56.7% (54.5%, 54.1%). According to Munksjö's financial covenants for 2015, the consolidated senior net debt to consolidated EBITDA needs to be 3.5 or less and the consolidated EBITDA to consolidated net finance charges shall not be less than 4.5.

During 2013 in connection with the business combination described in note 3, Munksjö Oyj in May 2013 entered into a EUR 365 million Term and Revolving Facilities Agreement. The facilities consisted of EUR 295 million term loan facilities to provide financing for the repayment of certain existing loans of Munksjö AB to credit institutions, and for the repayment of the debt assumed by Munksjö Oyj towards Ahlstrom Corporation in connection with the LP Europe demerger, and EUR 70 million revolving credit facility to provide working capital financing for Munksjö Oyj and its subsidiaries.

As a consequence of the net debt adjustment mechanism agreed upon in the business combination, Munksjö AB's shareholders received a net debt compensation amounting to EUR 11.5 million. This net debt compensation was invested in a directed share issue of Munksjö Oyj. Munksjö AB following the receipt of the new shares in Munksjö Oyj distributed the new shares to its shareholders in the form of a dividend in kind. In addition, Ahlstrom paid a total of EUR 9.5 million to the reserve for invested unrestricted equity of Munksjö Oyj in respect of a working capital adjustment.

Ahlstrom, EQT III Limited through Munksjö Luxembourg Holding S.à r.l. and the institutional investors, made equity investments in Munksjö Oyj's directed share issue of EUR 128.5 million divided between the investors as follows: Ahlstrom EUR 78.5 million, EQT III Limited EUR 25.0 million, Varma Mutual Pension Insurance Company EUR 6.25 million and Ilmarinen Mutual Pension Insurance Company EUR 18.75 million.

Summary of financing activities	MEUR
Dividends to Munksjö AB shareholders	–11.5
Working capital adjustment	9.5
Proceeds from directed share issue	128.5
Cost of share issue	–6.6
Proceeds from facilities agreement	315.0
Cost of new borrowings (excluding legal fees)	–9.6
Repayment of LP Europe debt	–154.3
Repayment of Munksjö AB borrowings	–264.3
Repayment of new facilities	–10.0

Liabilities to credit institutions and shareholders that fall to payment:

MEUR	2015	2014	2013
within 1 year	21.1	41.6	45.0
between 1–2 years	21.4	17.7	20.7
between 2–3 years	16.8	20.9	20.7
between 3–4 years	212.0	17.0	21.6
between 4–5 years	1.4	212.0	205.0
after 5 years	63.3	4.1	2.8
Total interest-bearing liabilities	**336.0**	**313.3**	**315.8**

MEUR	2015	2014	2013
Syndicated EUR loans	259.0	275.0	285.0
Syndicated SEK loans	62.1	–	–
Syndicated EUR revolver loans	0.0	20.0	20.0
Financial leases	8.4	10.1	7.8
Other interest-bearing liabilities	6.5	8.2	3.0
Total	**336.0**	**313.3**	**315.8**

Munksjö 2015 | Group/notes 95

Group/notes

Cont. note 24

The Munksjö Group has, as the lessee, signed financial and operational leasing contracts.

Future operating lease commitments:

	2015		2014		2013	
Operational leasing, MEUR	Future minimum leasing fees	Of which, premises	Future minimum leasing fees	Of which, premises	Future minimum leasing fees	Of which, Premises
Within 1 year	8.4	0.9	7.4	0.9	5.6	0.9
2–5 years	20.5	1.5	17.9	1.5	14.9	1.7
More than 5 years	0.6	–	0.1	0.0	1.0	0.0
Total	**29.5**	**2.4**	**25.4**	**2.4**	**21.5**	**2.6**

Of the total future obligations of EUR 29.5 million, some EUR 6.5 million relates to obligations to Munksjö's joint arrangement in Italy as described in note 18. The Group's operational leasing costs for machinery and equipment plus rent on external properties amounted to EUR 9.2 (7.3, 6.7) million.

Future financial lease commitments:

Financial leasing, MEUR	Within 1 year	2–5 years	More than 5 years	Total
2015				
Minimum lease payments	1.9	6.2	1.4	9.5
Interest	–0.3	–0.7	–0.1	–1.1
Present value of minimum lease payments	**1.6**	**5.5**	**1.3**	**8.4**
2014				
Minimum lease payments	2.1	7.3	2.2	11.6
Interest	–0.4	–0.9	–0.2	–1.5
Present value of minimum lease payments	**1.7**	**6.4**	**2.0**	**10.1**
2013				
Minimum lease payments	1.7	6.9	0.3	8.9
Interest	–0.3	–0.8	0.0	–1.1
Present value of minimum lease payments	**1.4**	**6.1**	**0.3**	**7.8**

Assets in the consolidated statement of financial position as at 31 December under financial leasing consisted of machinery and buildings with a net book value of EUR 5.2 (6.6, 7.8) million.

96 Munksjö 2015 | Group/notes

Group/notes

Note 25 Provisions

MEUR	Restructuring	Environmental reserves	Other	Total
Closing balance on December 31, 2012	**0.0**	**6.8**	**3.4**	**10.2**
Unwinding of discount	0.0	0.3	0.0	0.3
Business combinations	0.8	0.0	7.0	7.8
Provisions made during the year	8.4	5.2	10.5	24.1
Provisions used during the year	-0.4	-0.9	-4.5	-5.8
Exchange differences	-0.1	-0.3	-0.1	-0.5
Closing balance on December 31, 2013	**8.7**	**11.1**	**16.3**	**36.1**
Unwinding of discount	–	0.4	0.6	1.0
Provisions made during the year	2.8	–	1.2	4.0
Provisions used during the year	-4.7	-0.8	-10.8	-16.3
Provisions reversed	-1.3	-0.1	-0.5	-1.9
Reclassification	-0.2	0.1	0.1	0.0
Exchange differences	–	0.4	0.2	0.6
Closing balance on December 31, 2014	**5.3**	**11.1**	**7.1**	**23.5**
Unwinding of discount	0.0	0.6	0.5	1.1
Provisions made during the year	3.9	2.4	0.5	6.8
Provisions used during the year	-4.2	-1.0	-1.5	-6.7
Provisions reversed	-0.2	-0.1	-0.1	-0.4
Reclassification	0.0	0.2	-0.2	0.0
Exchange differences	0.0	0.6	-1.0	-0.4
Closing balance on December 31, 2015	**4.8**	**13.8**	**5.3**	**23.9**

Restructuring provisions consisted mainly of employee related redundancy and early retirement provisions. The restructuring provision made in 2015 related mainly to the reorganisation in the Mathi mill in Italy and other efforts to adjust the cost structure of the group. The restructuring provisions made during 2014 relate mainly to the restructuring of the sales organisation announced at the end of 2014. The reversal of restructuring provisions was due to the costs for implementing the integration and achieving the synergy benefits being lower than estimated. The significant increase during 2013 related mainly to synergy and integration activities post the business combination described in note 3.

An additional environmental provision of EUR 2.4 million was recorded during 2015 in respect of a change in estimate of a previously recorded liability. The increase in the environmental provisions in 2013 related mainly to the closed Italian and US production sites where accelerated unwinding of discount and a change in estimates triggered an increase in the provision. In other provisions the main driver of the increase in 2014 and 2013 related to Osnabrück commitments. Munksjö Oyj made a commitment to pay certain costs arising from the divestment of some businesses in Osnabrück, Germany by Ahlstrom required by the European Commission as a condition of regulatory approval.

The provisions above have been made based on the assessment described in note 2.

Note 26 Accrued expenses

MEUR	2015	2014	2013
Accrual for invoices not yet received	32.6	34.4	34.5
Accrued wages and salaries	11.3	13.5	10.7
Accrued vacation pay	12.8	12.6	12.4
Accrued social security costs	9.7	10.3	10.7
Accrued customer bonus	7.0	7.6	8.1
Current derivatives liabilities	0.7	3.2	2.2
Other	20.4	18.4	10.5
Total accrued expenses	**94.5**	**100.0**	**89.1**

Note 27 Financial risk management

The Group's main exposure to financial risk consists of currency risk (transaction and translation exposure), liquidity and financing risk, interest risk and credit risk (also referred to as counterparty risk).

Munksjö's financing activities and the management of financial risks are generally carried out centrally and are in compliance with the financial policy approved by the Board of Directors. The financial risks are described below, as well as the most significant risk management activities intended to mitigate them.

Currency risk

Transaction exposure

Currency risks refers to the risk that fluctuations in the foreign exchange market will affect the Munksjö Group's cash flow, profit and equity negatively. Currency exposure is defined as all unhedged exposure in foreign currency, as follows:

- Transaction exposure, current transactions in foreign currency, i.e. purchases, sales and flow of interest.
- Translation exposure, loans and investments in foreign currency including shares in subsidiaries.

Most European entities invoice primarily in EUR and their costs are incurred in the same currency, however Munksjö's Swedish units are exposed to exchange rate fluctuations, as the main share of its income is invoiced in foreign currencies, primarily EUR and USD, while costs are in SEK. The transaction exposure is the profit and loss effect that arises between the time of sale and the time of payment following an exchange rate fluctuation. Munksjö's Brazilian entity invoices primarily in BRL and their costs are incurred in the same currency.

In order to avoid unnecessary currency exposure within the Group, the number of currencies in the intercompany invoicing is minimised. The currency risk is handled by Group Treasury and the local entities operate primarily in local currency for intra group transactions. When possible Group Treasury matches the foreign exchange flows within the Group. The consolidated foreign exchange exposure is handled centrally by the Group Treasury department.

To reduce the effects of the transaction exposure at group level, Munksjö continuously hedges a forecasted exposure in foreign currencies according to the financial policy. The policy states that all exposure including indirect exposure, shall be considered before hedging. If there is limited or no indirect exposure, 65–85% of the net flows in the upcoming 9-month period shall be hedged. At the end of 2015, the currency contracts that had not yet been recognised as income amounted to EUR 1.2 million. The currency forward contracts are usually entered into on a monthly basis, with a maturity of nine months.

Munksjö 2015 | Group/notes 97

Group/notes

Cont. note 27

Cash flows by currency before financing activities

2015, MEUR	SEK	USD	EUR	BRL	Other
Net sales 2015	42	170	850	60	9
Net expenses 2015	–180	–105	–750	–75	–4
Exposure	**–138**	**65**	**100**	**–15**	**5**

2014, MEUR	SEK	USD	EUR	BRL
Net sales 2014	47	160	848	82
Net expenses 2014	–180	–108	–761	–87
Exposure	**–133**	**52**	**87**	**–5**

2013, MEUR	SEK	USD	EUR	BRL
Net sales 2013	36	137	685	7
Net expenses 2013	–170	–84	–574	–6
Exposure	**–134**	**53**	**111**	**1**

Notional amounts of derivative instruments

MEUR	2015	2014	2013
Currency derivatives	96.1	89.3	77.7
Electricity derivatives	2.0	2.8	3.8
Pulp derivatives	–	–	25.8
Interest rate derivatives (see below)	240.0	240.0	200.0

Translation exposure

Munksjö has assets in foreign currencies, primarily through the ownership of its Swedish and Brazilian subsidiaries. The translation exposure arises when the net assets of the foreign subsidiaries are translated into EUR. The Group does not hedge its net investment in foreign subsidiaries.

Liquidity and financing risk

Funding risk refers to the risk that the Munksjö Group does not have access to financing, or to financing at an acceptable cost. This situation may arise if the Group becomes too dependent on a single source of funding, or if the maturity structure of the debt portfolio is too concentrated. The Group aims to spread the Group's funding on:

- different lenders,
- different maturities, and
- different forms of financing.

The ambition is that not more than 50% of the total debt portfolio should mature within the same 12-month period. The inclusion of covenants should if possible be avoided in all types of financing agreements. For the purposes of this financial policy, financing includes leasing arrangements. Leasing arrangements must be approved by the CEO and CFO in advance. Liquidity risk refers to the risk that the Munksjö Group will not have sufficient funds to pay foreseen or unforeseen expenditures. Group Treasury manages the Group's liquidity. The liquidity situation shall be monitored in such way that the Munksjö Group at all times has sufficient liquidity. The Group's cash accounts should be included in the cash pools. If external accounts are needed, they must be approved by Group Treasury. The Group has EUR 69.3 million of unused credit facilities. See note 24 for the maturity table related to borrowings and below for the maturity table related to derivatives.

Interest risk

Interest rate risk refers to the risk that changes in interest rate have a negative effect on the result of the Munksjö Group or that they affect the long term competitiveness of the Munksjö Group. There is a risk of interest rates moving both upwards and downwards. Considerations shall at all times be taken to how vulnerable the Munksjö Group is to a given change in interest rates.

- In order to limit the impact of movements in the interest rates, the Munksjö Group should aim at achieving an average maturity of the interest rates in the debt portfolio, including the interest rate derivatives, of 2 years +/–1 year or in accordance with loan agreement if so specified.
- Interest maturities shall preferably be spread out evenly over time in order to avoid substantial risk concentrated to one period.

The profit and loss effect excluding interest rate swaps in one year of an interest rate fluctuation of 1 percentage point would amount to EUR 3.2 million, calculated based on liabilities of EUR 321 million at year-end. The Group had an average fixed interest term of 16 months at year-end.

At the end of 2015, Munksjö held interest rate swaps of EUR 240 (240, 200) million on the syndicated loan. The fixed portion of the swaps had an average interest rate of 0.3%, while the flexible portion held by Munksjö is based on the 3 months Euribor rate. The interest rate swaps lessen the impact of an interest rate fluctuation. The swaps commenced in October 2013 and 2014 with maturity date in October 2016, 2017 and 2018. Settlement occurs on a quarterly basis.

In case of an interest rate fluctuation, the effects on net financial items not covered by swaps are stated below.

Interest +1%	MEUR –0.8
Interest +2%	MEUR –1.6

Price risk

During 2015 Munksjö stopped hedging its electricity consumption in the Swedish entities, however thera are outstanding contracts with Statkraft that extend to 2017.

With regard to pulp, Munksjö has a policy of hedging no more than 50% of the sales/purchases. Effective from 1 January 2015, the Group has decided to stop all hedging in relation to pulp prices. Long fiber pulp is manufactured and sold by Munksjö, whereas both long and short fiber pulp is used in production.

The following table shows the estimated effect on the 2015 profit before tax for price changes from total pulp, energy and titanium dioxide purchases.

MEUR	
Long fibre pulp +5%	+2.4
Short fibre pulp +5%	–11.9
Energy +5%	–4.8
Titanium dioxide +5%	–4.6

Credit risk

Credit risk refers to the risk that a counterparty, in a financial transaction, cannot meet its obligations. To avoid this, it is clearly defined in Munksjö's financial policy how any excess liquidity may be invested. The calculation of credit risk includes positive profit and loss effects on derivative contracts with a counterparty. Munksjö's maximum credit risk exposure corresponds to the fair values of the financial assets, see note 23.

98 Munksjö 2015 | Group/notes

Group/notes

Cont. note 27

Customer structure and customer credit

Munksjö has long-standing customer relations, and the major share of the sales, approximately 71%, is to Europe. The sales can be based on framework agreements specifying general terms and conditions of supply and planned supply quantities; alternatively, the customer submits a request regarding the quality and quantity for a specific purpose. Various pricing models are used, either according to an issued price list or using a fixed price for a certain period. For pulp there are publicity quoted market prices available. The extension of credits to customers varies depending on the market and the product. At 31 December the accounts receivables amounted to EUR 111.1 (114.6, 128.7) million. The total credit losses recorded in 2015 amounted to EUR 0.9 (0.4, 1.5) million.

The Group has a credit policy that governs the management of customer credits. The fair value of accounts receivables and supplier credits is commensurate with the recognised value.

Accounts receivable, MEUR	2015	2014	2013
Accounts receivable not due	100.7	103.1	116.5
Receivables overdue			
< 30 days	8.5	10.1	10.5
30–90 days	1.3	0.8	0.3
> 90 days	0.6	0.6	1.4
Receivables overdue	**10.4**	**11.5**	**12.2**
Total accounts receivable	**111.1**	**114.6**	**128.7**

Financial instruments

The currency and electricity hedges made negative contributions as the Swedish krona became weaker, the US dollar stronger and electricity prices stayed low. The continued low interest rate has a negative impact on the interest rate swaps.

Derivative asset and liabilities used for hedging purposes, MEUR	2015	2014	2013
Opening net liability	–4.3	–1.5	0.3
Changes in fair value	–3.2	–7.3	–2.8
Realised hedges	6.2	4.5	1.0
Closing net liability	**–1.3**	**–4.3**	**–1.5**
Deferred tax	0.3	0.9	0.3
Hedging reserve net of tax in equity	**–1.0**	**–3.4**	**–1.2**

MEUR	Bank[1]	Asset	Liability	Netting	Balance Sheet Presentation
Currency derivatives	A	1.1	–	1.1	Current Assets
Interest rate swaps	A	–	–0.7	–0.7	Current Borrowings
Electricity derivatives	B	–	–0.7	–0.7	Current Liabilities
Interest rate swaps	C	–	–1.1	–1.1	Current Borrowings
Currency derivatives	D	0.1	–	0.1	Current Assets
Total		**1.2**	**–2.5**	**–1.3**	

[1] Counterparty for the derivatives

Fair value measurement, per level

The table shows derivative instruments valued at fair value. The division per level is made as follows: Level 1 means that there are quoted prices on active markets, which prices have been used in the valuation. Level 2 means that the valuation of the derivative is indirectly attributed from quoted prices. Level 3 means that the derivative instrument has been valued based on non-observable market data.

Munksjö's derivatives are classified in level 2 and no changes between levels occurred during the year. Derivatives are fair valued based on valuations provided by external parties using various valuation techniques. The fair value of interest rate swaps is calculated by discounting the estimated future cash flows based on observable yield curves. The fair value of forward exchange contracts is determined using forward exchange rates at the balance sheet date with the resulting fair value discounted to present value. The remaining financial instruments are fair valued using discounted cash flow analysis.

Fair value measurement of derivative instruments, MEUR	Level 1	Level 2	Level 3	Total
2015				
Currency derivatives	–	1.2	–	1.2
Electricity derivatives	–	–0.7	–	–0.7
Pulp derivatives	–	–	–	0.0
Interest rate swaps	–	–1.8	–	–1.8
Total	**0.0**	**–1.3**	**0.0**	**–1.3**

Fair value measurement of derivative instruments, MEUR	Level 1	Level 2	Level 3	Total
2014				
Currency derivatives	–	–2.9	–	–2.9
Electricity derivatives	–	–0.2	–	–0.2
Pulp derivatives	–	–	–	0.0
Interest rate swaps	–	–1.2	–	–1.2
Total	**0.0**	**–4.3**	**0.0**	**–4.3**

Fair value measurement of derivative instruments, MEUR	Level 1	Level 2	Level 3	Total
2013				
Currency derivatives	–	–0.1	–	–0.1
Electricity derivatives	–	–0.5	–	–0.5
Pulp derivatives	–	–0.7	–	–0.7
Interest rate swaps	–	–0.2	–	–0.2
Total	**0.0**	**–1.5**	**0.0**	**–1.5**

Realised hedging, MEUR	2015	2014	2013
Currency derivatives	–4.9	–3.6	–0.2
Electricity derivatives	–0.6	–0.6	–0.4
Pulp derivatives	0.0	–	–0.2
Interest rate swaps	–0.7	–0.3	–0.2
Total	**–6.2**	**–4.5**	**–1.0**

The realised interest rate swaps are recognised in net financial costs whereas the realised currency, electricity and pulp derivatives are recognised in operating profit.

Munksjö 2015 | Group/notes 99

Group/notes

Cont. note 27

Maturity of derivatives, MEUR	Balance as at 31 December 2015	6 months	6–12 months	More than 1 year
Currency derivatives	1.2	1.0	0.2	–
Electricity derivatives	-0.7	-0.3	-0.3	-0.1
Interest rate swaps	-1.8	-0.6	-0.4	-0.8
Total	**-1.3**	**0.1**	**-0.5**	**-0.9**

Capital management

The Group monitors capital on the basis of the gearing ratio. The ratio is calculated by dividing net debt by equity. Net debt is calculated as total borrowings as shown in the balance sheet less accrued interest less cash and cash equivalents. The Group strategy is to maintain a gearing ratio of below 80% and the ratio as at 31 December 2015 was 56.7%.

Note 28 Subsidiaries

The consolidated accounts include the following entities

MEUR	Corporate ID	Registered Office	Share of votes %	Share of equity %
Munksjö Oyj	2480661-5	Helsinki, Finland	Parent	Parent
Munksjö AB	556669-9731	Jönköping, Sweden	100	100
Munksjö Belgium SA	0524.794.249	Wavre, Belgium	100	100
Munksjö UK Limited	8428608	London, England	100	100
Munksjö Poland sp. Z o.o.	419368	Warsaw, Poland	100	100
Munksjo India Private Limited	U21020DL2013FTC252459	New Delhi, India	100	100
Munksjö Aspa Bruk AB	556064-6498	Askersund, Sweden	100	100
Munksjö Paper AB	556117-9044	Jönköping, Sweden	100	100
Munksjö Electrotechnical Paper AB (dormant)	556718-4923	Jönköping, Sweden	100	100
Munksjö Paper S.P.A.	2666640129	Besozzo, Italy	100	100
Munksjö Spain Holding, S.L	B-63681605	Berástegui, Spain	100	100
Munksjö Paper, S.A.	A-20012563	Berástegui, Spain	100	100
Munksjö Paper (Taicang) Co. Ltd	79109300-3	Taicang, China	100	100
Munksjö Germany Holding GmbH	HRB 501626	Unterkochen, Germany	100	100
Munksjö Paper GmbH	HRB 501106	Unterkochen, Germany	100	100
Kraftwerksgesellschaft Unterkochen GmbH	HRB 720446	Unterkochen, Germany	60	60
Munksjö Dettingen GmbH	HRB 361000	Dettingen, Germany	100	100
Munksjö Paper Inc.	52-1517747	Fitchburg, USA	100	100
Munksjö Brasil Indústria e Comércio de Papéis Especiais Ltda	CNPJ 16.929.712/0001-20	Jacareí, Brazil	100	100
Munksjö Italia S.p.A.	8118010159	Turin, Italy	100	100
Munksjö France Holding S.A.S.	318 072 360	Fontenay-sous-Bois Cedex, France	100	100
Munksjö Stenay S.A.S.	804 891 281	Bar le Duc, France	100	100
Munksjö Rottersac S.A.S.	804 897 288	Bergerac, France	100	100
Munksjö La Gère S.A.S.	804 862 910	Vienne, France	100	100
Munksjö Arches S.A.S.	428 720 668	Arches, France	100	100
Munksjö Apprieu S.A.S.	808 532 972	Vienne, France	100	100
Munksjö Paper Trading (Shanghai) Co., Ltd	31010506253047X	Shanghai, China	100	100
Munksjö Rus O.O.O.	1137746559940	Moscow, Russia	100	100

During 2015, Munksjö France Holding S.A.S. merged with Munksjö LabelPack S.A.S. which changed its name to Munksjö France Holding S.A.S. Munksjö Turkey Paper Products Trading Ltd, a sales company in Turkey, was liquidated and Munksjö Italia SRL in Italy was merged with Munksjö Italia S.p.A.

During 2014, Munksjö Sweden AB and Munksjö Holding AB were merged with Munksjö AB. Munksjö Vendite Italia S.r.l was merged with Munksjo Italia S.p.A. The mill operations of Munksjö LabelPack S.A.S. in France were demerged into three new entities being Munksjö Stenay S.A.S., Munksjö Rottersac S.A.S. and Munksjö La Gère S.A.S. each of which being 100% owned by Munksjö LabelPack S.A.S. An additional entity was also established in France, Munksjö Apprieu S.A.S., however as at year end the company had no activities.

100 Munksjö 2015 | Group/notes

Group/notes

Note 29 Assets pledged and contingent liabilities

Assets pledged, MEUR	2015	2014	2013
Property mortgages for other commitments	60.3	59.0	62.5
Blocked bank accounts	1.5	1.3	1.2
Chattel mortgages	49.8	48.7	51.6
Total pledged assets	**111.5**	**109.0**	**115.3**

The properties and shares in the subsidiaries have been pledged with Nordea Bank AB as the representative of a bank syndicate that provides non-current financing to the Munksjö Group.

Contingent liabilities, MEUR	2015	2014	2013
Guarantees and other contingent liabilities	1.5	1.4	1.3
Total contingent liabilities	**1.5**	**1.4**	**1.3**

Note 30 Transactions with related parties

Salaries and remuneration to Board Members and key management are set out in note 8 Remuneration to the Board of Directors and key management.

Munksjö AB had a shareholder loan of EUR 0.7 million as at 31 December 2012, which was split as follows: Munksjo Guernsey Holding Limited: EUR 0.2 million, Board Members: EUR 0.1 million and current and former key management of the Munksjö Group: EUR 0.4 million, the loan had an interest of Euribor 360 days +7.5%, which amounted to EUR 0.0 (0.0, 0.1) million. The loan was repaid during 2013. There have been no additional loans, purchases, or sales in relation to the Board of Directors or key management.

The subsidiary Munksjö Aspa Bruk AB purchases wood and woodchips from the associated company Sydved AB. During the year Aspa Bruk AB purchased 834,000 m³ (836,000, 874,000) of wood and woodchips amounting to EUR 39.2 (39.8, 44.7) million.

The subsidiary Munksjö Paper GmbH is buying electricity and gas from Stadtwerke Aalen GmbH who owns 40% of Munksjö Paper GmbH's subsidiary Kraftwerksgesellschaft Unterkochen GmbH, the related purchase amounts to EUR 6.2 (6.3, 6.2) million.

In connection with the business combination described in note 3, certain assets in Turin are shared by Munksjo Italia S.p.A. and the Ahlstrom business remaining at the Turin site. The shared assets have been transferred to AM Real Estate Srl which is owned 50:50 by Munksjö Oyj and an Ahlstrom Group company. During 2015 AM Real Estate charged Munksjö Italia S.p.A. EUR 3.0 (2.5, 1.7) million related to the use of assets. In addition to the use of assets Munksjö Oyj has received loans from AM Real Estate. The amount outstanding as at 31 December 2015 amounted to EUR 1.8 (1.8, 1.2) million and the interest charged is fixed to three month Euribor plus a margin of 5.37%.

Other than as stated above, there are no significant transactions with related parties.

Munksjö 2015 | Group/notes 101

Parent company Extract of the parent company financial statement The Parent Company Financial Statements are prepared according to Generally Accepted Accounting Principles in Finland “Finnish GAAP”; see Group Consolidated Financial Statements Note 1 Accounting principles. The main differences between the accounting policies of the Group and the Parent Company are: The valuation of derivative financial instruments Costs related to the combination of Munksjö AB and Ahlstrom Oyj’s Label and Processing business Costs related to the listing of the company’s shares on the Helsinki stock exchange Parent company income statement
MEUR 2015 2014 Income 4.7 1.4 Personnel costs –0.9 –0.7 Operating expenses –2.1 –5.9 Amortisation of intangible assets –2.7 –11.0 Operating loss –1.0 –16.2 Financial income and expense Dividend from subsidiaries 5.0 – Interest income group companies 15.6 25.1 Interest income from credit institutions 0.0 0.0 Interest expense group companies –0.3 –0.5 Interest expense to credit institutions –7.9 –11.7 Hedging costs –4.8 –3.6 Other financial expenses 0.8 –9.9 Total financial income and expense 8.4 –0.6 Loss before taxes 7.4 –16.8 Change in deferred tax 1.4 –0.1 Profit/loss for the year/period 8.8 –16.9 102 Munksjö 2015 | Parent company

Parent company Parent company balance sheet MEUR 2015-12-31 2014-12-31 ASSETS Intangible assets Intangible rights 0.6 1.4 Other capitalized expenditure 17.9 18.5 18.5 19.9 Non-current assets Investments Shares in subsidiaries 364.9 351.1 Shares in joint ventures 9.9 9.9 Loan receivables from group companies 251.3 265.9 Other receivables 0.0 0.0 626.1 626.9 Deferred tax asset 2.1 0.6 Total non-current assets 646.7 647.4 Current assets Prepayments 0.1 0.1 Receivables from group companies 32.5 79.6 Other receivables 0.1 0.1 Total current assets 32.7 79.8 Cash and cash equivalents 92.6 65.1 TOTAL ASSETS 772.0 792.3 EQUITY AND LIABILITIES Equity Share capital 15.0 15.0 Reserve for invested unrestricted equity 301.4 314.1 Retained earnings –36.4 –16.5 Profit/loss for the financial year 8.8 –16.9 Total equity 288.8 295.7 Provisions 0.7 0.7 Non-current liabilities Borrowings from credit institutions 305.0 259.0 Borrowings from group companies 13.0 13.0 Borrowings from joint ventures 1.8 1.8 Total non-current liabilities 319.8 273.8 Current liabilities Borrowings from credit institutions 16.0 36.0 Borrowings from group companies 144.0 182.5 Accrued interest 1.8 2.3 Accounts payable 0.3 0.4 Accounts payable to group companies 0.1 0.0 Accrued liabilities 0.5 0.9 Total current liabilities 162.7 222.1 Total Liabilities 483.2 496.6 TOTAL EQUITY AND LIABILITIES 772.0 792.3 Munksjö 2015 | Parent company 103

Parent company Parent company cash flow statement MEUR 2015 2014 Cash flow used in operating activities Net profit loss before taxes 7.3 –16.8 Amortisation 2.7 11.0 Financial income and expenses –8.4 0.6 Movement in provisions 0.0 –8.4 Dividend income 5.0 – Interest received and paid 2.8 –1.4 Change in working capital –0.3 –2.2 9.1 –17.2 Cash flow used in investing activities Investment in intangible assets –0.4 –0.1 Investment in shares of subsidiaries –13.8 0.0 Loans receivables from group companies 61.7 20.0 47.5 19.9 Cash flow from financing activities Return of capital to shareholderes –12.7 –5.1 Purchase of Munksjö Oyj shares –3.1 – Proceeds from borrowings, net of fees 61.2 291.6 Repayment of borrowings to credit institutions –36.0 –305.0 Loan payable to group companies –38.5 29.5 –29.1 11.0 Net increase/decrease in cash and cash equivalents 27.5 13.7 Cash and cash equivalents at beginning of period 65.1 51.4 Cash and cash equivalents at end of period 92.6 65.1 104 Munksjö 2015 | Parent company

Board’s proposal Board’s proposal for the Annual General Meeting The Board of Directors proposes that no dividend will be paid for the fiscal year 2015. The Board of Directors proposes that the Annual General Meeting would decide to pay funds from the reserve for invested non-restricted equity as return of equity based on the balance of 31 December 2015 adopted by the Annual General Meeting, the amount of return being EUR 0.30 per share. No significant changes have taken place in the company’s financial position since the end of the financial year. The company’s liquidity is good and in the opinion of the Board of Directors the proposed payment of funds will not put the company’s solvency at risk. Signatures to the Financial Statements and the Board of Directors’ Report
Stockholm, 11 February 2016
Peter Seligson
Fredrik Cappelen
Sebastian Bondestam
Chairman of the Board
Deputy Chairman of the Board
Alexander Ehrnrooth
Hannele Jakosuo-Jansson
Elisabet Salander Björklund
Jan Åström
CEO
Munksjö 2015 | Board’s proposal 105

Auditor’s report
Auditor’s report
(This document is an English translation from the Swed-ish auditor’s report. Only the Swedish version of the report is legally binding.)
To the Annual General Meeting of Munksjö Oyj
We have audited the accounting records, the financial statements, the report of the Board of Directors and the administration of Munksjö Oyj for the year ended 31 December, 2015. The financial statements comprise the consolidated statement of financial position, statement of comprehensive income, statement of changes in equity and statement of cash flows, and notes to the consolidated financial statements, as well as the parent company’s balance sheet, income statement, cash flow statement and notes to the financial statements.
Responsibility of the Board of Directors and the Managing Director
The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, as well as for the preparation of financial statements and the report of the Board of Directors that give a true and fair view in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The Board of Directors is responsible for the appropriate arrangement of the control of the company’s accounts and finances, and the Managing Director shall see to it that the accounts of the company are in compliance with the law and that its financial affairs have been arranged in a reliable manner.
Auditor’s Responsibility
Our responsibility is to express an opinion on the financial statements, on the consolidated financial statements and on the report of the Board of Directors based on our audit. The Auditing Act requires that we comply with the requirements of professional ethics. We conducted our audit in accordance with good auditing practice in Fin-land. Good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the report of the Board of Directors are free from material misstatement, and whether the members of the Board of Directors of the parent company or the Managing Director are guilty of an act or negligence which may result in liability in damages towards the company or whether they have violated the
Limited Liability Companies Act or the articles of association of the company.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the report of the Board of Directors. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements and report of the Board of Directors that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the report of the Board of Directors.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion on the Consolidated Financial Statements
In our opinion, the consolidated financial statements give a true and fair view of the financial position, financial performance, and cash flows of the group in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU.
Opinion on the Company’s Financial Statements and the Report of the Board of Directors
In our opinion, the financial statements and the report of the Board of Directors give a true and fair view of both the consolidated and the parent company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The information in the report of the Board of Directors is consistent with the information in the financial statements.
Helsinki, 25 February 2016
KPMG OY AB
SIXTEN NYMAN
Authorised Public Accountants
106 Munksjö 2015 | Auditor’s report